                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20522

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                September 20, 2000


                            COMMISSION FILE 000-18911

                              GLACIER BANCORP, INC.

                                    DELAWARE

                   IRS Employer Identification No. 81-0519541

                      49 Commons Loop, Kalispell, MT 59901

       Registrant's telephone number, including area code: (406) 756-4200



ITEM 5. OTHER EVENTS

On September 20, 2000 the Boards of Directors of Glacier Bancorp, Inc. (the "Company") and WesterFed Financial Corporation approved the terms of a merger agreement whereby Glacier Bancorp, Inc. would acquire WesterFed Financial Corporation with a combination of Company stock and cash as consideration. It is desired by the Company to file the necessary registration statements with the Securities Exchange Commission, and proxy documents to shareholders of both companies, incorporating by reference the previously filed financial information. Since the Company's acquisition of Mountain West Bank of Coeur d'Alene, accounted for as a pooling of interests, was effective in February 2000, the financial information related to Mountain West Bank was not included in the Company's 1999 annual report. Therefore this report of additional information incorporating the Mountain West Bank's financial information is being filed.

This item 5 includes the following:

A. Audited Consolidated Financial Statements as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999;

B. Selected financial data for and as of the five years ended December 31, 1999;

C. Management's discussion and analysis of the financial condition and results of operations as of and for the year ended December 31, 1999;

D. Management's discussion and analysis of the financial condition and results of operations as of and for the year ended December 31, 1998;

E. Various schedules in connection with the management's discussion and analysis.

                          Independent Auditors' Report



The Board of Directors and Stockholders
Glacier Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit either the 1997 or 1998 financial statements of Mountain West Bank, acquired by Glacier Bancorp, Inc. on February 4, 2000 in a pooling of interests, which financial statements reflect net interest income and net income constituting 7.5% and 4.7%, respectively, of the related 1997 consolidated totals, and total assets constituting 10.3% and net interest income and net income constituting 9.6% and 4.0%, respectively, of the related 1998 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mountain West Bank, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect to the merger of Glacier Bancorp, Inc. and Mountain West Bank on February 4, 2000, which has been accounted for as a pooling of interests as described in Notes 1 and 19 to the consolidated financial statements.

In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

\s\  KPMG LLP

Billings, Montana
October 19, 2000

                        Report of Independent Accountants



The Board of Directors and Stockholders
Mountain West Bank



In our opinion, the balance sheet as of March 31, 1999 and the related statements of income, comprehensive income, changes in stockholders' equity and of cash flows for each of the two years in the period ended March 31, 1999 of Mountain West Bank (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of Mountain West Bank at March 31, 1999 and for each of the two years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the financial statements of Mountain West Bank for any period subsequent to March 31, 1999.


\s\ PricewaterhouseCoopers LLP

Spokane, Washington
May 19, 1999

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                              December 31,
-------------------------------------------------------------------------------------    -----------------------
                  (dollars in thousands except share data)                                  1999          1998
-------------------------------------------------------------------------------------    ---------     ---------
 ASSETS:
      Cash on hand and in banks .....................................................    $  50,590        39,027
      Federal funds sold ............................................................           64         5,883
      Interest bearing cash deposits ................................................        1,711         6,394
                                                                                         ---------     ---------
           Cash and cash equivalents ................................................       52,365        51,304

      Investment securities, available-for-sale .....................................      208,561       110,035
      Investment securities, held-to-maturity (market value of $740 and $9,340 at
          December 31, 1999 and 1998, respectively) .................................          751         9,052
      Loans receivable, net .........................................................      652,208       571,188
      Premises and equipment, net ...................................................       24,670        20,789
      Real estate and other assets owned, net .......................................          550           151
      Federal Home Loan Bank of Seattle stock, at cost ..............................       15,134        12,972
      Federal Reserve Bank stock, at cost ...........................................        1,467         1,219
      Accrued interest receivable ...................................................        5,611         4,803
      Goodwill and other intangibles, net of accumulated amortization of $ 1,012
         and $ 707 at  December 31, 1999, and 1998, respectively ....................        7,035         2,601
      Deferred tax asset ............................................................        2,959            --
      Other assets ..................................................................        2,690         2,688
                                                                                         ---------     ---------
                                                                                         $ 974,001       786,802
                                                                                         =========     =========
 LIABILITIES:
      Deposits - non-interest bearing ...............................................    $ 126,927       115,954
      Deposits - interest bearing ...................................................      517,179       430,549
      Advances from Federal Home Loan Bank of Seattle ...............................      208,650       125,886
      Securities sold under agreements to repurchase ................................       19,766        17,239
      Other borrowed funds ..........................................................        6,848         1,468
      Accrued interest payable ......................................................        2,717         2,361
      Current income taxes ..........................................................          108           491
      Deferred income taxes .........................................................           --         1,509
      Minority interest .............................................................          308           313
      Other liabilities .............................................................        6,442         6,886
                                                                                         ---------     ---------
           Total liabilities ........................................................      888,945       702,656
                                                                                         ---------     ---------

 STOCKHOLDERS' EQUITY:
      Preferred stock, $.01 par value per share. Authorized 1,000,000
       shares; none issued ..........................................................           --            --
      Common stock, $.01 par value per share. Shares outstanding at December 31,
            1999; 10,394,041 and December 31, 1998; 9,344,093 .......................          104            93
      Paid-in capital ...............................................................       87,387        66,180
      Retained earnings - substantially restricted ..................................        2,996        16,700
      Accumulated other comprehensive income (loss), net ............................       (5,431)        1,173
                                                                                         ---------     ---------
           Total stockholders' equity ...............................................       85,056        84,146
                                                                                         ---------     ---------
                                                                                         $ 974,001       786,802
                                                                                         =========     =========

See accompanying notes to consolidated financial statements.

                              GLACIER BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Years Ended December 31,
--------------------------------------------------------------    -----------------------------
         (dollars in thousands except per share data)              1999       1998       1997
--------------------------------------------------------------    -------    -------    -------
INTEREST INCOME:
      Real estate loans ......................................    $17,875     19,404     20,212
      Commercial loans .......................................     21,499     18,250     13,876
      Consumer and other loans ...............................     12,367     11,907     11,700
      Investment securities and other ........................     12,978      9,267      9,824
                                                                  -------    -------    -------

        TOTAL INTEREST INCOME ................................     64,719     58,828     55,612
                                                                  -------    -------    -------

 INTEREST EXPENSE:
      Deposits ...............................................     16,494     16,567     15,468
      Advances ...............................................      9,460      7,939      8,100
      Securities sold under agreements to repurchase .........      1,318        772      1,072
      Other borrowed funds ...................................        363        192        285
                                                                  -------    -------    -------

        TOTAL INTEREST EXPENSE ...............................     27,635     25,470     24,925
                                                                  -------    -------    -------

        NET INTEREST INCOME ..................................     37,084     33,358     30,687

      Provision for loan losses ..............................      1,723      1,735      1,052
                                                                  -------    -------    -------
        NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES .....................................     35,361     31,623     29,635

 NON-INTEREST INCOME:
      Service charges and other fees .........................      6,416      5,917      5,438
      Miscellaneous loan fees and charges ....................      2,081      2,089      1,899
      Gain on sale of loans ..................................      3,108      3,862      2,498
      Gain on sale of investments, net .......................         23         62        205
      Other income ...........................................      1,181      1,666      1,017
                                                                  -------    -------    -------
        TOTAL NON-INTEREST INCOME ............................     12,809     13,596     11,057
                                                                  -------    -------    -------

 NON-INTEREST EXPENSE:
      Compensation, employee benefits and related expenses ...     14,557     13,391     12,248
      Occupancy expense ......................................      4,172      3,587      2,932
      Data processing expense ................................      1,215      1,347      1,313
      Other expense ..........................................      9,101      8,700      7,008
      Minority interest ......................................         51        145        208
                                                                  -------    -------    -------

        TOTAL NON-INTEREST EXPENSE ...........................     29,096     27,170     23,709
                                                                  -------    -------    -------

 Earnings before income taxes ................................     19,074     18,049     16,983
    Federal and state income tax expense .....................      6,722      6,674      6,246
                                                                  -------    -------    -------

 NET EARNINGS ................................................    $12,352     11,375     10,737
                                                                  =======    =======    =======

     BASIC EARNINGS PER SHARE ................................    $  1.19       1.12       1.10
     DILUTED EARNINGS PER SHARE ..............................    $  1.17       1.10       1.08

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998, and 1997

                                                                                         Retained     Accumulated
                                                    Common Stock                         earnings        other            Total
------------------------------------------     -----------------------     Paid-in     substantially  comprehensive    stockholders'
     ($ in thousands except share data)         Shares       Amount        capital       restricted    income (loss)       equity
------------------------------------------     ---------   -----------     --------    -------------  -------------    -------------
Balance at December 31, 1996 as previously
     reported ............................     4,974,211   $        50      35,410         22,769             (4)           58,225
Adjustment for Mountain West Bank
     pooling-of-interests ................       292,797             3       3,618           (189)           (36)            3,395
                                              -----------  -----------      ------        -------         ------            ------
Balance at December 31, 1996 as restated .     5,267,008            53      39,028         22,580            (40)           61,620

Comprehensive income:
     Net earnings ........................            --            --          --         10,737             --            10,737
     Unrealized gain on securities, net
          of reclassification adjustment .            --            --          --             --          1,231             1,231
                                                                                                                            ------
Total comprehensive income ...............            --            --          --             --             --            11,968
                                                                                                                            ------

Cash dividends declared ($.40 per share) .            --            --          --         (3,808)            --            (3,808)
Stock options exercised ..................        52,160             1         557             --             --               558
Tax benefit from stock related
      compensation .......................            --            --         257             --             --               257
Increase in stock grant earned ...........            --            --          24             --             --                24
Three for two stock split ................     2,692,613            27         (24)            (5)            --                (2)
Additional shares issued .................       247,961             2       2,918             --             --             2,920
                                              -----------  -----------      ------        -------         ------            ------
Balance at December 31, 1997 .............     8,259,742   $        83      42,760         29,504          1,191            73,537

Comprehensive income:
     Net earnings ........................            --            --          --         11,375             --            11,375
     Unrealized loss on securities, net
          of reclassification adjustment .            --            --          --             --            (18)              (18)
                                                                                                                            ------
Total comprehensive income ...............            --            --          --             --             --            11,357
                                                                                                                            ------

Transfer from retained earnings to
     Additional paid-in capital ..........            --            --         100           (100)            --                --
Cash dividends declared ($.46 per share) .            --            --          --         (4,922)            --            (4,922)
Stock options exercised ..................       153,459             1       1,572             --             --             1,573
Tax benefit from stock related
      compensation .......................            --            --         386             --             --               386
Increase in stock grant earned ...........            --            --          15             --             --                15
10% stock dividend .......................       847,131             8      19,149        (19,157)            --                 1
Additional shares issued .................        83,761             1       2,198             --             --             2,199
                                              -----------  -----------      ------        -------         ------            ------
Balance at December 31, 1998 .............     9,344,093   $        93      66,180         16,700          1,173            84,146

Comprehensive income:
     Net earnings ........................            --            --          --         12,352             --            12,352
     Unrealized loss on securities, net
          of reclassification adjustment .            --            --          --             --         (6,604)           (6,604)
                                                                                                                            ------
Total comprehensive income ...............            --            --          --             --             --             5,748
                                                                                                                            ------

Cash dividends declared ($.59 per share)
Stock options exercised ..................       113,049             1          --         (6,076)            --            (6,076)
Tax benefit from stock related
      compensation .......................                                   1,091             --             --             1,092
10% stock dividend .......................       936,899            10         240             --             --               240
Fiscal year conforming adjustment ........                                  19,876        (19,905)            --               (19)
Balance at December 31, 1999 .............            --            --          --            (75)            --               (75)
                                              -----------  -----------      ------        -------         ------            ------
                                              10,394,041   $       104      87,387          2,996         (5,431)           85,056
                                              ==========   ===========      ======        =======         ======            ======

Disclosure of reclassification amount:                        1999         1998        1997
                                                            --------       -----       -----
     Holding gains (losses) arising during the period ...   $(10,875)         41       2,073
     Transfer from held to maturity .....................        288          --          --
     Tax benefit (expense) ..............................      3,999         (18)       (707)
                                                            --------         ---       -----
          Net after tax .................................     (6,588)         23       1,366
                                                            --------         ---       -----
   Less reclassification adjustment for gains
          included in net income ........................         23          62         205
     Tax expense ........................................         (7)        (21)        (70)
                                                            --------         ---       -----
          Net after tax .................................         16          41         135
                                                            --------         ---       -----
            Net unrealized gain (loss) on securities ....   $ (6,604)        (18)      1,231
                                                            ========         ===       =====

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      Years Ended December 31,
------------------------------------------------------------------------------   -----------------------------------
                   (dollars in thousands)                                          1999         1998         1997
------------------------------------------------------------------------------   ---------    ---------    ---------
OPERATING ACTIVITIES :
     Net earnings ............................................................   $  12,352       11,375       10,737
     Adjustments to reconcile net earnings to net
     cash provided by operating activities:
       Mortgage loans held for sale originated or acquired ...................    (143,313)    (207,622)    (112,588)
       Proceeds from sales of mortgage loans held for sale ...................     155,096      201,921      110,092
       Proceeds from sales of commercial loans ...............................      10,796        8,756       16,193
       Provision for loan losses .............................................       1,723        1,735        1,052
       Depreciation of premises and equipment ................................       1,883        1,596        1,397
       Amortization of goodwill ..............................................         305          165          155
       Gain on sale of investments ...........................................         (23)         (62)        (205)
       Amortization of investment securities premiums and discounts, net .....         196         (196)          55
       Net decrease in deferred income taxes .................................        (207)         (99)        (230)
       Net decrease (increase) in accrued interest receivable ................        (867)          15         (455)
       Net increase in accrued interest payable ..............................         394        1,155          621
       Net increase (decrease) in current income taxes .......................         434         (632)         738
       Net increase in other assets ..........................................        (134)        (180)        (279)
       Net increase (decrease) in other liabilities and minority interest ....        (683)       1,439       (8,186)
       FHLB stock dividends ..................................................      (1,038)        (973)        (832)
                                                                                 ---------    ---------    ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES ..........................      36,914       18,393       18,265
                                                                                 ---------    ---------    ---------

INVESTING ACTIVITIES:
     Proceeds from  sales, maturities and prepayments of investment
         securities available-for-sale .......................................      38,279       38,142       33,661
     Purchases of investment securities available-for-sale ...................    (142,852)     (36,916)     (42,657)
     Proceeds from maturities and prepayments of investment
         securities held-to-maturity .........................................         841        9,775       12,357
     Purchases of investment securities held-to-maturity .....................      12,057       (1,130)      (3,448)
     Principal collected on installment and commercial loans .................     169,429      162,626      104,246
     Installment and commercial loans originated or acquired .................    (290,174)    (236,378)    (157,491)
     Principal collections on mortgage loans .................................      98,211       95,945       62,692
     Mortgage loans originated or acquired ...................................     (94,838)     (72,497)     (71,687)
     Net proceeds from sales of real estate owned ............................          --          103          385
     Net purchase of FHLB and FRB stock ......................................      (1,788)        (879)      (1,566)
     Net addition of premises and equipment ..................................      (5,799)      (4,791)      (2,297)
     Acquisition of minority interest ........................................          --         (236)         (14)
     Acquisition of branch deposits ..........................................      (4,739)          --           --
                                                                                 ---------    ---------    ---------
          NET CASH USED IN INVESTING ACTIVITIES ..............................    (221,373)     (46,236)     (65,819)
                                                                                 ---------    ---------    ---------

FINANCING ACTIVITIES:
     Net increase in deposits ................................................      99,263       59,586       53,885
     Net increase (decrease) in FHLB advances and other borrowed funds .......      87,971      (28,593)      (1,798)
     Net increase (decrease) in securities sold under repurchase agreements ..       2,527       (4,434)       9,354
     Cash dividends paid to stockholders .....................................      (5,923)      (4,237)      (3,369)
     Proceeds from exercise of stock options and other stock issued ..........       1,114        1,573        3,476
                                                                                 ---------    ---------    ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES ...........................     184,952       23,895       61,548
                                                                                 ---------    ---------    ---------

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ....................         493       (3,948)      13,994
     CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ........................      51,872       55,252       41,258
                                                                                 ---------    ---------    ---------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD ..............................   $  52,365       51,304       55,252
                                                                                 =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the period for interest ................................   $  27,241       24,944       24,291
     Cash paid during the period for income taxes ............................   $   6,247        7,348        5,721

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) GENERAL

Glacier Bancorp, Inc. (the "Company"), a Delaware corporation organized in 1990, is a multi-bank holding company which provides a full range of banking services to individual and corporate customers in Montana through its subsidiary banks. The subsidiary banks are subject to competition from other financial service providers. The subsidiary banks are also subject to the regulations of certain government agencies and undergo periodic examinations by those regulatory authorities.

The accounting and consolidated financial statement reporting policies of the Company conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities as of the date of the statement of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowance for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

(b) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its eight subsidiaries, Glacier Bank ("Glacier"), First Security Bank of Missoula ("First Security"), Glacier Bank of Whitefish ("Whitefish"), Glacier Bank of Eureka ("Eureka"), Valley Bank of Helena ("Valley"), Big Sky Western Bank, ("Big Sky"), Mountain West Bank in Idaho, ("Mountain West") and Community First, Inc. ("CFI"). All significant inter-company transactions have been eliminated in consolidation. The Company owns 94% of the outstanding stock of Whitefish, 98% of Eureka, and 100% of Glacier, First Security, Valley, Big Sky, Mountain West and CFI.

Valley was acquired on August 31, 1998 through an exchange of stock with HUB Financial Corp. (HUB), formerly the parent company of Valley and the minority shareholders of Valley. The transaction with the minority shareholders was accounted for as a purchase. Financial information from August 31, 1998 forward includes the results of operations previously attributable to the minority interest. Big Sky was acquired on January 20, 1999 and Mountain West was acquired on February 4, 2000. The pooling of interests method of accounting was used for the merger transactions with HUB, Big Sky, and Mountain West. Under this method, financial information for each of the periods presented includes the combined companies as though the merger had occurred either as of or prior to the earliest date presented.

(c) CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, cash held as demand deposits at various banks and regulatory agencies, interest bearing deposits and federal funds sold with original maturities of three months or less.

(d) INVESTMENT SECURITIES

Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are stated at amortized cost. Debt and equity securities held primarily for the purpose of selling in the near term are classified as trading securities and are

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...CONTINUED


reported at fair market value, with unrealized gains and losses included in income. Debt and equity securities not classified as held-to-maturity or trading are classified as available-for-sale and are reported at fair value with unrealized gains and losses, net of income taxes, shown as a separate component of stockholders' equity. Premiums and discounts on investment securities are amortized or accreted into income using a method that approximates the level-yield interest method. The cost of any investment, if sold, is determined by specific identification. Declines in the fair value of securities below carrying value that are other than temporary are charged to expense as realized losses and the related carrying value is reduced to fair value.

Effective January 1, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 had no impact on the financial statements of the Company except that it allowed for a one-time reclassification of the investment portfolio from held-to-maturity to either trading or available-for-sale. The net effect on the consolidated statement of financial condition of this reclassification of all the Company's held-to-maturity securities, with an amortized cost of approximately $8,272,000, was an increase in total assets of $288,000, deferred tax liabilities of $98,000 and unrealized gains on securities available-for-sale of $190,000.

(e) LOANS RECEIVABLE

Loans that are intended to be held to maturity are reported at their unpaid principal balance less chargeoffs, specific valuation accounts, and any deferred fees or costs on originated loans. Purchased loans are reported net of unamortized premiums or discounts. Discounts and premiums on purchased loans and net loan fees on originated loans are amortized over the expected life of loans using methods that approximate the interest method.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal unless such past due loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

(f) LOANS HELD FOR SALE

Mortgage and commercial loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized by charges to income. A sale is recognized when the Company surrenders control of the loan and consideration, other than beneficial interest in the loan, is received in exchange. A gain is recognized to the extent the selling price exceeds the carrying value.

(g) ALLOWANCE FOR LOAN LOSSES

Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and independent appraisals.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...CONTINUED


The Company also provides an allowance for losses on impaired loans. Groups of small balance homogeneous loans (generally consumer and residential real estate loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operations or liquidation of the underlying collateral. In such cases, impairment is measured by determining the current value of the collateral, reduced by anticipated selling costs. The Company recognizes interest income on impaired loans only to the extent the cash payments are received. During 1999 and 1998 the amount of impaired loans was not material.

(h) PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less depreciation. Depreciation is computed on a straight-line method over the estimated useful lives or the term of the related lease.

(i) REAL ESTATE OWNED

Property acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of cost or estimated fair value, less selling costs. Costs, excluding interest, relating to the improvement of property are capitalized, whereas those relating to holding the property are charged to expense. Fair value is determined as the amount that could be reasonably expected in a current sale (other than a forced or liquidation sale) between a willing buyer and a willing seller. If the fair value of the asset minus the estimated cost to sell is less than the cost of the property, a loss is recognized and the asset carrying value is reduced.

(j) RESTRICTED STOCK INVESTMENTS

The Company holds stock in the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB). FHLB and FRB stocks are restricted because they may only be sold to another member institution or the FHLB or FRB at their par values. Due to restrictive terms, and the lack of a readily determinable market value, FHLB and FRB stocks are carried at cost.

(k) GOODWILL AND OTHER INTANGIBLES

The excess of purchase price over the fair value of net assets from acquisitions ("Goodwill") is being amortized using the straight-line method over periods of primarily 5 to 25 years. The Company assesses the recoverability of Goodwill by determining whether the unamortized balance related to an acquisition can be recovered through undiscounted future cash flows over the remaining amortization period.

Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using an accelerated method based on an estimated runoff of the related deposits, not exceeding 10 years.

(l) INCOME TAXES

Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...CONTINUED


(m) STOCK-BASED COMPENSATION

Compensation cost for stock-based compensation to employees is measured at the grant date using the intrinsic value method. Under the intrinsic value method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to ultimately acquire the stock and is recognized over any related service period.

(n) LONG-LIVED ASSETS

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is deemed impaired if the sum of the expected future cash flows is less than the carrying amount of the asset. If impaired, an impairment loss is recognized to reduce the carrying value of the asset to fair value. At December 31, 1999 and 1998 there were no assets that were considered impaired.

(o) MORTGAGE SERVICING RIGHTS

The Company recognizes mortgage servicing rights on loans originated and subsequently sold as an asset regardless of whether the servicing rights are acquired or retained on loans originated and subsequently sold. The mortgage servicing rights are assessed for impairment based on the fair value of the mortgage servicing rights. As of December 31, 1999 and 1998 the carrying value of servicing rights was approximately $1,007,000 and $967,000, respectively. There was no impairment of carrying value at December 31, 1999 or 1998.

(p) EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing such net earnings by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method. Previous period amounts are restated for the effect of stock dividends and splits.

(q) COMPREHENSIVE INCOME

Comprehensive income includes net income, as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. The Company's only significant element of other comprehensive income is unrealized gains and losses on available-for-sale securities.

(r) RECLASSIFICATIONS

Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

2. CASH ON HAND AND IN BANKS

The subsidiary banks are required to maintain an average reserve balance with either the Federal Reserve Bank or in the form of cash on hand. The amount of this required reserve balance at December 31, 1999 was $6,993,000.

3. INVESTMENT SECURITIES

A comparison of the amortized cost and estimated fair value of the Company's investment securities is as follows at:


                  INVESTMENT SECURITIES AS OF DECEMBER 31, 1999

----------------------------------------------------
              Dollars in thousands                                                                 Estimated
----------------------------------------------------   Weighted  Amortized    Gross Unrealized       Fair
                HELD-TO-MATURITY                        Yield      Cost      Gains      Losses       Value
----------------------------------------------------   --------  ---------   ------     -------    ---------
U.S. GOVERNMENT AND FEDERAL AGENCIES
  maturing one year through five years .............    6.26%        500          0          (5)        495
MORTGAGE-BACKED SECURITIES .........................    6.50%        251          0          (6)        245
                                                                 -------    -------     -------     -------
       TOTAL HELD-TO-MATURITY SECURITIES ...........    6.42%        751          0         (11)        740
                                                                 =======    =======     =======     =======

----------------------------------------------------
               AVAILABLE FOR SALE
----------------------------------------------------
U.S. GOVERNMENT AND FEDERAL AGENCIES
  maturing within one year .........................    5.98%      1,998          3          (4)      1,997
  maturing one year through five years .............    6.37%      4,480         15        (105)      4,391
  maturing five years though ten years .............    6.76%      4,546          0        (221)      4,325
  maturing after ten years .........................    5.20%      1,322          2         (13)      1,310
                                                                 -------    -------     -------     -------
                                                        6.33%     12,346         20        (343)     12,023
                                                                 -------    -------     -------     -------
STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
  maturing within one year .........................    6.50%        397          1         (49)        349
  maturing one year through five years .............    4.92%      1,302         14          (5)      1,311
  maturing five years through ten years ............    6.88%      4,120         25         (20)      4,125
  maturing after ten years .........................    5.21%     46,698         39      (2,985)     43,752
                                                                 -------    -------     -------     -------
                                                        5.34%     52,517         79      (3,059)     49,537
                                                                 -------    -------     -------     -------

MORTGAGE-BACKED SECURITIES .........................    6.96%     44,277        164      (1,310)     43,131

REAL ESTATE MORTGAGE INVESTMENT CONDUITS ...........    6.94%    108,374        126      (4,630)    103,870

                                                                 -------    -------     -------     -------
TOTAL AVAILABLE FOR SALE SECURITIES ................    6.52%    217,514        389      (9,342)    208,561
                                                                 =======    =======     =======     =======

                  INVESTMENT SECURITIES AS OF DECEMBER 31, 1998

------------------------------------------------
             Dollars in thousands
------------------------------------------------                           Gross Unrealized        Estimated
               HELD-TO-MATURITY                    Weighted  Amortized   --------------------        Fair
------------------------------------------------    Yield      Cost       Gains        Losses        Value
                                                   --------  ---------   --------     --------     ---------
U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing within one year .................    7.90%    $  3,010          63           --        3,073
      maturing one year through five years .....    6.93%       1,737          66           --        1,803
                                                             --------    --------     --------     --------
                                                    7.55%       4,747         129           --        4,876
                                                             --------    --------     --------     --------

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
      maturing within one year .................    5.50%         552           5           --          557
      maturing one year through five years .....    5.56%         811          24           --          835
      maturing five years through ten years ....    5.01%       1,222          44           --        1,266
      maturing after ten years .................    5.67%       1,440          86           --        1,526
                                                             --------    --------     --------     --------
                                                    5.42%       4,025         159           --        4,184
                                                             --------    --------     --------     --------

MORTGAGE-BACKED SECURITIES .....................    6.50%         280          --           --          280
                                                             --------    --------     --------     --------
          Total Held-to-Maturity Securities ....    6.37%    $  9,052         288           --        9,340
                                                             ========    ========     ========     ========

------------------------------------------------
               AVAILABLE-FOR-SALE
------------------------------------------------
U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing within one year .................    5.78%    $  4,176           9          (10)       4,175
      maturing one year through five years .....    6.09%       9,982          80           (9)      10,053
      maturing after ten years .................    6.45%       2,210          10           (1)       2,219
                                                             --------    --------     --------     --------
                                                    6.06%      16,368          99          (20)      16,447
                                                             --------    --------     --------     --------

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
      maturing within one year .................    6.88%    $    250          --           --          250
      maturing one year through five years .....    6.00%         100           7           --          107
      maturing five years through ten years ....    5.30%       1,167          69           --        1,236
      maturing after ten years .................    5.21%      37,173       1,590         (319)      38,444
                                                             --------    --------     --------     --------
                                                    5.23%      38,690       1,666         (319)      40,037
                                                             --------    --------     --------     --------

MORTGAGE-BACKED SECURITIES .....................    7.12%      25,260         559          (81)      25,738

REAL ESTATE MORTGAGE INVESTMENT CONDUITS .......    6.58%      27,714         184          (85)      27,813

                                                             --------    --------     --------     --------
          TOTAL AVAILABLE-FOR-SALE SECURITIES ..    6.18%    $108,032       2,508         (505)     110,035
                                                             ========    ========     ========     ========

3. INVESTMENT SECURITIES...CONTINUED


The book value of investment securities is as follows at (in thousands):

                  INVESTMENT SECURITIES AS OF DECEMBER 31, 1997

                                                     -------------------    ---------------------------------
                                                      Held-to-Maturity      Available-for-Sale        Totals
                                                     -------------------    ------------------      ---------
U.S. Government and Federal Agencies ...........            $ 10,779              28,111              38,890
State and Local Governments and Other Issues ...               4,382              26,941              31,323
Mortgage-Backed Securities .....................               3,466              22,121              25,587
Real Estate Mortgage Investment Conduits .......                  --              32,838              32,838
                                                            --------            --------            --------
                                                            $ 18,627             110,011             128,638
                                                            ========            ========            ========


Maturities of securities do not reflect repricing opportunities present in adjustable rate securities, nor do they reflect expected shorter maturities based upon early prepayment of principal.

The Company has not entered into any interest rate swaps, options or futures contracts.

Gross proceeds from sales of investment securities for the years ended December 31, 1999, 1998, and 1997 were approximately $10,770,000, $10,476,000 and
$10,931,000 respectively; resulting in gross gains of approximately $72,000, $65,000 and $213,000 and gross losses of approximately $49,000, $3,000 and $8,000, respectively.

At December 31, 1999, the Company had investment securities with par values of approximately $75,261,000 pledged as security for deposits of several local government units, securities sold under agreements to repurchase, and as collateral for treasury tax and loan borrowings.

The Real Estate Mortgage Investment Conduits are backed by the FNMA, GNMA, or FHLMC. At December 31, 1999 and 1998, the minority interest share of the unrealized loss was approximately $22,000 and $7,000, respectively.

4. LOANS RECEIVABLE

The following is a summary of loans receivable at:

                                                         December 31,
-----------------------------------------        ---------------------------
        (dollars in thousands)                      1999              1998
-----------------------------------------        ---------         ---------
     Residential first mortgage .........        $ 195,374           222,018
     Loans held for sale ................           30,004            16,474
     Commercial real estate .............          154,155           118,434
     Commercial .........................          125,462            97,463
     Consumer ...........................           87,967            69,726
     Home equity ........................           66,566            53,325
     Outstanding balances on credit cards               --                18
                                                 ---------         ---------
                                                   659,528           577,458
    Net deferred loan fees, premiums and              (598)             (602)
    Allowance for losses ................           (6,722)           (5,668)
                                                 ---------         ---------
                                                 $ 652,208           571,188
                                                 =========         =========

4. LOANS RECEIVABLE...CONTINUED


The following is a summary of activity in allowance for losses on loans:

                                             Years ended December 31,
---------------------------------    ---------------------------------------
   (dollars in thousands)              1999            1998            1997
---------------------------------    -------         -------         -------
Balance, beginning of period ....    $ 5,668           4,654           4,106
Chargeoffs, net of recoveries ...       (669)           (721)           (504)
Provision .......................      1,723           1,735           1,052
                                     =======         =======         =======
Balance, end of period ..........    $ 6,722           5,668           4,654
                                     =======         =======         =======


The following is the allocation of allowance for loan losses at:


                                            DECEMBER 31, 1999           December 31, 1998
                                      ----------------------------  ----------------------------
                                                        Percent of                  Percent of
                                                         Loans in                    loans in
                                           Amount        Category      Amount        category
-----------------------------------   ---------------  -----------  ------------  --------------
   (dollars in thousands)
-----------------------------------
Real estate loans and contracts ...        $1,174         0.52%        $1,221         0.51%
Commercial real estate ............         1,526         0.99%         1,095         0.92%
Other commercial ..................         2,466         1.97%         1,992         2.04%
Consumer loans and credit cards ...         1,087         1.24%           988         1.42%
Home equity .......................           469         0.71%           372         0.70%
                                           ------                      ------
                                           $6,722         1.02%        $5,668         0.98%
                                           ======                      ======

Substantially all of the Company's loans receivable are with customers within the Company's market area. Although the Company has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the economic performance in the Company's market areas.

The weighted average interest rate on loans was 8.53% and 8.77% at December 31, 1999 and 1998, respectively

At December 31, 1999 ,1998 and 1997 serviced loans sold to others were $159,451,000, $169,378,000, and $156,288,000, respectively.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extent credit and letters of credit, and involve, to varying degrees, elements of credit risk. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

4. LOANS RECEIVABLE...CONTINUED


The Company had outstanding commitments as follows (in thousands):


                                                 December 31,
                                           ----------------------
                                             1999          1998
                                           --------      --------
Letters of credit ...................      $  6,918         4,597
Loans and loans in process ..........        74,315        60,772
Unused consumer lines of credit .....        26,464        17,519
                                           --------      --------
                                           $107,697        82,888
                                           ========      ========


The following is a summary of accrued interest receivable (in thousands):

                                          December 31,
                                      ------------------
                                       1999        1998
                                      ------      ------
Investment securities ..........      $1,650       1,275
Mortgage-backed securities .....         246         117
Loans receivable ...............       3,715       3,411
                                      ------      ------
                                      $5,611       4,803
                                      ======      ======


The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates. The aggregate amount of loans to such related parties at December 31, 1999 was approximately $11,438,000. During 1999, new loans to such related parties were approximately $17,876,000 and repayments were approximately $14,081,000.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following at:

                                                         December 31,
-------------------------------------------------  -----------------------
      (dollars in thousands)                         1999           1998
-------------------------------------------------  --------       --------
Land ............................................  $  4,118          3,926
Office buildings and construction in progress ...    17,435         14,395
Furniture, fixtures and equipment ...............    12,291         10,067
Leasehold improvements ..........................     1,341          1,657
Accumulated depreciation ........................   (10,515)        (9,256)
                                                   --------       --------
                                                   $ 24,670         20,789
                                                   ========       ========

6. DEPOSITS

Deposits consist of the following at:

                                                              December 31, 1999                      December 31, 1998
                                                  -----------------------------------------      --------------------------
----------------------------------------------      Weighted
          (dollars in thousands)                  Average Rate    Amount         Percent         Amount          Percent
----------------------------------------------    --------------  ---------     -----------      --------       ----------
Demand accounts .................................       0.0%      $126,927            19.7%      $115,954             21.2%
                                                                  --------      ----------       --------       ----------

NOW accounts ....................................       1.2%       102,917            16.0%        94,911             17.4%
Savings accounts ................................       1.8%        47,312             7.3%        49,900              9.2%
Money market demand accounts ....................       4.0%       156,692            24.3%       120,050             22.0%
Certificate accounts:
     4.00% and lower ............................                    1,715             0.3%           542              0.1%
     4.01% to 5.00%  ............................                   70,153            10.9%        41,104              7.5%
     5.01% to 6.00% .............................                  110,490            17.2%        92,139             16.9%
     6.01% to 7.00% .............................                   27,328             4.2%        24,836              4.5%
     7.01% to 8.00% .............................                      412             0.1%         6,340              1.2%
     8.01% and higher ...........................                      160             0.0%           727              0.1%
                                                                  --------      ----------       --------       ----------
            Total certificate accounts ..........       5.4%       210,258            32.7%       165,688             30.3%
                                                                  --------      ----------       --------       ----------
Total interest bearing deposits .................       3.6%       517,179            80.3%       430,549             78.8%
                                                                  --------      ----------       --------       ----------

Total deposits ..................................       2.9%      $644,106           100.0%       546,503            100.0%
                                                                  ========      ==========       ========       ==========

Deposits with a balance in excess of $100,000 ...                 $188,813                       $157,740
                                                                  ========                       ========


At December 31, 1999, scheduled maturities of certificates of deposit are as follows:


                                                      Years ending December 31,
----------------------      -------------------------------------------------------------------------------
(dollars in thousands)        TOTAL         2000          2001          2002          2003       Thereafter
----------------------      --------      --------      --------      --------      --------     ----------
4.00% and lower ......      $  1,715         1,702            12             1             0             0
4.01% to 5.00% .......        70,153        61,573         6,254         1,252           292           782
5.01% to 6.00% .......       110,490        90,766        11,440         6,189           978         1,117
6.01% to 7.00% .......        27,328        16,249         7,966         2,058         1,031            24
7.01% to 8.00% .......           412           288           108            16             0             0
8.01% and higher .....           160           100            54             6             0             0
                            --------      --------      --------      --------      --------      --------
                            $210,258       170,678        25,834         9,522         2,301         1,923
                            ========      ========      ========      ========      ========      ========

6. DEPOSITS...CONTINUED


Interest expense on deposits is summarized as follows:

                                      Years ended December 31,
--------------------------------  ---------------------------------
     (dollars in thousands)        1999         1998         1997
--------------------------------  -------      -------      -------
NOW accounts ...................  $ 1,064        1,428        1,458
Money market demand accounts ...    5,304        4,458        3,317
Certificate accounts ...........    9,283        8,723        8,470
Savings accounts ...............      843        1,958        2,223
                                  -------      -------      -------
                                  $16,494       16,567       15,468
                                  =======      =======      =======


7. ADVANCES FROM FEDERAL HOME LOAN BANK OF SEATTLE

Advances from the Federal Home Loan Bank of Seattle consist of the following:


                               Totals as of  Totals as of                Maturing in years ending December 31,
        ----------------------  December 31, December 31, --------------------------------------------------------------------
        (dollars in thousands)      1998        1999        2000        2001        2002        2003        2004     2005-2010
        ----------------------    --------    --------    --------    --------    --------    --------    --------   ---------
        4.00% to 5.00% .......    $    590      84,018      83,870         148          --          --          --          --
        5.01% to 6.00% .......     112,105     112,726      91,358       4,361         742      15,552         152         561
        6.01% to 7.00% .......      10,841       9,996       6,856         296         354         237         189       2,064
        7.01% to 8.00% .......       2,150       1,710          40         140          40         240         140       1,110
        8.01% to 9.00% .......         200         200          --          --          --         100         100          --
                                  --------    --------    --------    --------    --------    --------    --------    --------
                                  $125,886     208,650     182,124       4,945       1,136      16,129         581       3,735
                                  ========    ========    ========    ========    ========    ========    ========    ========

These advances were collateralized by the Federal Home Loan Bank of Seattle stock held by the Company, and qualifying real estate loans and investments totaling approximately $319,150,000 and $235,846,000 at December 31, 1999 and 1998, respectively.

The weighted average interest rate on these advances was 5.25% and 5.49% at December 31, 1999 and 1998, respectively.

Included in the above amounts are advances in which the FHLB has a call option which may be exercised after a predetermined time, and quarterly thereafter. The following are the amounts (in thousands) of those advances:


                Contractual         Year             Total       Weighted
                 Maturity            of             Advance      Average
                   Date         Initial Call        Amount     Interest Rate
                -----------     ------------       ---------   -------------
                   2003             2000            $ 16,000       5.23%
                   2008             2001               3,000       5.37%
                   2008             2003              15,000       5.52%
                                                  -----------
                                                    $ 34,000       5.37%
                                                  ===========

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

Securities sold under agreements to repurchase consist of the following at:


                                                                                     Book            Market
           (dollars in thousands)                                     Weighted     Value of        Value of
------------------------------------------------      Repurchase      Average     Underlying      Underlying
             December 31, 1999                         Amount          Rate         Assets          Assets
------------------------------------------------      ----------      -------     ----------      ----------
        Securities sold under agreements
        to repurchase within:
               1-30 days ...............                $13,765         4.38%        $19,601         20,295
              31-90 days ...............                  6,001         4.81%          6,757          6,866
                                                        -------                      -------        -------
                                                        $19,766         4.51%        $26,358         27,161
                                                        =======                      =======        =======

             December 31, 1998:
------------------------------------------------
        Securities sold under agreements
        to repurchase within:
               1-30 days .......................        $11,000         4.05%        $14,706         15,099
              31-90 days .......................          6,126         5.18%          6,797          7,174
             Greater than 90 days ..............            113         5.31%            120            120
                                                        -------                      -------        -------
                                                        $17,239         4.70%        $21,623         22,393
                                                        =======                      =======        =======


The securities underlying agreements to repurchase entered into by the Company are for the same securities originally sold, and are held in a custody account by a third party. For the year ended December 31, 1999, securities sold under agreements to repurchase averaged approximately $28,605,000 and the maximum outstanding at any month end during the year was approximately $53,791,000.

In 1996 the Company entered into the treasury tax and loan account note option program, which provides short term funding with no fixed maturity date up to $12,000,000 at federal funds rate minus 25 basis points. At December 31, 1999 and 1998 the outstanding balance under this program was approximately $5,778,000 and $1,100,000. The borrowings are secured with investment securities with a par value of approximately $8,620,000 and a market value of approximately $8,382,000. For the year ended December 31, 1999, the maximum outstanding at any month end was approximately $7,357,000 and the average balance was approximately $3,047,000.

Other borrowed funds also includes federal funds purchased of $720,000 and $18,000 at December 31, 1999 and 1998, respectively.

9. SUBORDINATED DEBENTURES

During 1999, the Company assumed Big Sky's subordinated convertible debentures as part of the merger transaction. The outstanding balance at December 31, 1999 was $350,000, and is due December 31, 2001. The interest rate is 7.5 percent, payable quarterly. The debentures may be prepaid at any time by the Company, subject to approval by the FDIC and the Company's primary regulator, and are convertible at the rate of one share of Company stock for each $12.83 of principal value, or an equivalent of 27,293 shares.

10. STOCKHOLDERS' EQUITY

The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in supervising a bank holding company. The following table illustrates the Federal Reserve Board's adequacy guidelines and the Company's compliance with those guidelines as of December 31, 1999:

----------------------------------------------       Tier 1 (Core)     Tier 2 (Total)     Leverage
     (dollars in thousands)                            Capital           Capital           Capital
----------------------------------------------       ------------      -------------      ----------
        GAAP Capital .........................        $  85,056         $  85,056         $  85,056
        Less: Goodwill .......................           (7,035)           (7,035)           (7,035)
        Plus: Net unrealized losses on
              securities available for sale ..            5,431             5,431             5,431
               Allowance for loan losses .....               --             6,722                --
               Minority Interest .............              308               308               308
        Other regulatory adjustments .........              (82)              (82)              (82)
                                                      ---------         ---------         ---------
        Regulatory capital computed ..........        $  83,678         $  90,400         $  83,678
                                                      =========         =========         =========

        Risk weighted assets                          $ 632,257         $ 632,257
                                                      =========         =========

        Total average assets                                                              $ 872,322
                                                                                          =========


                                                                    1999
                                                      ----------------------------------
Capital as % of defined assets ...............        13.23%        14.30%         9.59%
Regulatory "well capitalized" requirement ....         6.00%        10.00%         5.00%
                                                      -----         -----         -----
Excess over "well capitalized" requirement ...         7.23%         4.30%         4.59%
                                                      =====         =====         =====


                                                                    1998
                                                      ----------------------------------
Capital as % of defined assets ...............        15.50%        16.59%        10.41%
Regulatory "well capitalized" requirement ....         6.00%        10.00%         5.00%
                                                      -----         -----         -----
Excess over "well capitalized" requirement ...         9.50%         6.59%         5.41%
                                                      =====         =====         =====


The Federal Deposit Insurance Corporation Improvement Act generally restricts a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding Company if the institution would thereafter be capitalized at less than 8% of total risk-based capital, 4% of Tier I capital, or a 4% leverage ratio. At December 31, 1999, the subsidiary banks' capital measures exceed the highest supervisory threshold, which requires total Tier II capital of at least 10%, Tier I capital of at least 6%, and a leverage ratio of at least 5%. Each of the subsidiaries was considered well capitalized by the respective regulator as of December 31, 1999.

During 1997, an additional 70,961 shares of stock were issued to increase the capital of Big Sky.

11. FEDERAL AND STATE INCOME TAXES

The following is a summary of consolidated income tax expense for:

                                                           Years ended December 31,
----------------------------------------------      -----------------------------------
                   (dollars in thousands)             1999          1998          1997
----------------------------------------------      -------       -------       -------
Current:
     Federal .................................      $ 5,675         5,546         5,389
     State ...................................        1,254         1,227         1,087
                                                    -------       -------       -------
           Total current tax expense                  6,929         6,773         6,476
                                                    -------       -------       -------

Deferred:
     Federal .................................         (164)         (127)         (276)
     State ...................................          (43)           28            46
                                                    -------       -------       -------
           Total deferred tax benefit                  (207)          (99)         (230)
                                                    -------       -------       -------
                      Total income tax expense      $ 6,722         6,674         6,246
                                                    =======       =======       =======


Tax exempt interest for the years ended December 31, 1999, 1998 and 1997 was approximately $2,301,000, $1,604,000, and $1,227,000, respectively.

Federal and state income tax expense differs from that computed at the federal statutory corporate tax rate as follows for:

                                                              Years ended December 31,
                                                          --------------------------------
                                                           1999         1998         1997
                                                          ------       ------       ------
Federal statutory rate .............................        35.0%        35.0%        35.0%
State taxes, net of federal income tax benefit .....         4.1%         4.5%         4.3%
Non-deductible merger expenses .....................         0.0%         0.1%         0.2%
Other, net .........................................        -3.9%        -2.6%        -2.7%
                                                          ------       ------       ------
                                                            35.2%        37.0%        36.8%
                                                          ======       ======       ======

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows at:

                                                                        December 31,
------------------------------------------------------------      -----------------------
              (dollars in thousands)                                1999           1998
------------------------------------------------------------      --------       --------
Deferred tax assets:
   Allowance for losses on loans ...........................      $  2,826          2,320
   Available-for-sale securities fair value adjustment .....         3,501             --
   Other ...................................................           540            519
                                                                  --------       --------
          Total gross deferred tax assets ..................         6,867          2,839
                                                                  --------       --------

Deferred tax liabilities:
   Federal Home Loan Bank stock dividends ..................        (2,247)        (1,765)
   Fixed assets, due to differences in depreciation ........          (665)          (531)
   Tax bad debt reserve in excess of base-year reserve .....          (418)          (617)
   Available-for-sale securities fair value adjustment .....            --           (822)
   Basis difference from acquisitions ......................          (186)          (192)
   Other ...................................................          (392)          (421)
                                                                  --------       --------
           Total gross deferred tax liabilities ............        (3,908)        (4,348)
                                                                  --------       --------
           Net deferred tax asset (liability) ..............      $  2,959         (1,509)
                                                                  ========       ========

11. FEDERAL AND STATE INCOME TAXES...CONTINUED


There is no valuation allowance at December 31, 1999 and 1998 because management believes that it is more likely than not that the Company's deferred tax assets will be realized by offsetting future taxable income from reversing taxable temporary differences and anticipated future taxable income.

The current portion of taxes payable was approximately $108,000 and $491,000 at December 31, 1999 and 1998, respectively.

Retained earnings at December 31, 1999 includes approximately $3,600,000 for which no provision for Federal income tax has been made. This amount represents the base year bad debt reserve which is essentially an allocation of earnings to pre-1988 bad debt deductions for income tax purposes only. This amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that this reserve will be reduced and thereby result in taxable income in the foreseeable future. The Company is not currently contemplating any changes in its business or operations which would result in a recapture of this federal bad debt reserve into taxable income.

12. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined contribution retirement plan covering substantially all employees. The Company follows the policy of funding retirement plan contributions as accrued. The total retirement plan expense for the years ended December 31, 1999, 1998, and 1997 was approximately $791,000, $552,000 and $620,000 respectively.

The Company also has an employees' savings plan. The plan allows eligible employees to contribute up to 10% of their monthly salaries. The Company matches an amount equal to 50% of the employee's contribution, up to 6% of the employee's total pay. Participants are at all times fully vested in all contributions. The Company's contribution to the savings plan for the years ended December 31, 1999, 1998 and 1997 was approximately $288,000, $256,000, and $195,000, respectively

The Company has a Supplemental Executive Retirement Plan (SERP) which provides retirement benefits at the savings and retirement plan levels, for amounts that are limited by IRS regulations under those plans. The Company's contribution to the SERP for the years ended December 31, 1999, 1998 and 1997 was approximately $10,000, $26,000, and $46,000, respectively.

The Company has a non-funded deferred compensation plan for directors and senior officers. The plan provides for the deferral of cash payments of up to 25% of a participants' salary, and for 100% of bonuses and directors fees, at the election of the participant. The total amount deferred was approximately $43,000, $52,000, $156,000, for the years ending December 31, 1999, 1998, and
1997, respectively. The participant receives an earnings credit at a one year certificate of deposit rate, or at the total return rate on Company stock, on the amount deferred, as elected by the participant at the time of the deferral election. The total earnings (losses) for the years ended 1999, 1998, and 1997 were approximately ($33,000), $12,000, and $66,000, respectively.

The Company has entered into employment contracts with fourteen senior officers that provide benefits under certain conditions following a change in control of the Company.

13.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                         For the Years Ended December 31,
                                                   ---------------------------------------------
                                                      1999             1998             1997
                                                   -----------      -----------      -----------
Net earnings available to common
   stockholders, basic ......................      $12,352,000       11,375,000       10,737,000
   After tax effect of interest on
       convertible subordinated debt ........           16,000           16,000           16,000
                                                   -----------      -----------      -----------
Net earnings available to common
   stockholders, diluted ....................      $12,368,000       11,391,000       10,753,000
                                                   ===========      ===========      ===========


Average outstanding shares - basic ..........       10,357,146       10,133,589        9,801,380

Add:  dilutive stock options ................          158,348          199,592          167,963
      Convertible subordinated debt .........           27,293           27,293           27,293
                                                   -----------      -----------      -----------
Average outstanding shares - diluted ........       10,542,787       10,360,474        9,996,636
                                                   ===========      ===========      ===========


Basic earnings per share ....................      $      1.19             1.12             1.10
                                                   ===========      ===========      ===========

Diluted earnings per share ..................      $      1.17             1.10             1.08
                                                   ===========      ===========      ===========

There were approximately 319,000 option shares in 1999 that were not included because the option exercise price exceeded the market value. All option shares were included as dilutive stock options in 1998 and 1997.

14. STOCK OPTION PLANS

During fiscal 1984, an Incentive Stock Option Plan was approved which provided for the grant of options limited to 168,750 shares to certain full time employees of the Company. In the year ended June 30, 1990, additional Stock Option Plans were approved which provided for the grant of options limited to 29,445 shares to outside Directors and 166,860 shares to certain full time employees of the Company. In the year ended December 31, 1994 a Stock Option Plan was approved which provided for the grant of options to outside Directors of the Company, limited to 50,000 shares. In the year ended December 31, 1995 a Stock Option Plan was approved which provided for the grant of options limited to 279,768 shares to certain full-time employees of the Company. In April 1999 the Directors 1994 Stock Option Plan, and the Employees 1995 Stock Option Plan, were amended to provide 100,000 and 600,000 additional shares for the Directors and Employees Plans, respectively. The option price at which the Company's common stock may be purchased upon exercise of options granted under the plan must be at least equal to the per share market value of such stock at the date the option is granted. The 1984 plan also contains provisions permitting the optionee, with the approval of the Company, to surrender his or her options for cancellation and receive cash or common stock equal to the difference between the exercise price and the then fair market value of the shares on the date of surrender (cash-less exercise). The fiscal 1990 and 1995 plans also contain provisions authorizing the grant of limited stock rights, which permit the optionee, upon a change in control of the Company, to surrender his or her options for cancellation and receive cash or common stock equal to the difference between the exercise price and the fair market value of the shares on the date of the grant. All option shares are adjusted for stock splits and stock dividends. The term of the options may not

14. STOCK OPTION PLANS...CONTINUED


exceed five years from the date the options are granted. The employee options vest over a period of two years and the director options vest over a period of six months.

In 1994, Mountain West Bank adopted an Employee Stock Option Plan with 28,000 shares authorized, and a Directors' Stock Option plan with 12,000 shares authorized. The option price at which the common stock may be purchased upon exercise of options granted under the plan must be at least equal to the per share market value at the date the option is granted. The options are fully vested at the time of grant and must be exercised within ten years of the date of the grant. All option shares are adjusted for stock splits and stock dividends. In July 1994, both plans were amended to provide additional shares. The Directors' plan received authorization for an additional 20,028 shares, and the Employees' plan received an additional 46,732 shares. This plan was merged with the Company's plan with all options converted at the exchange ratio of the acquisition.

At December 31, 1999, total shares available for option grants to employees and directors are 776,198. Changes in shares granted for stock options for the years ended December 31, 1999, 1998, and 1997, are summarized as follows:

                                          Options outstanding           Options exercisable
                                      --------------------------    --------------------------
                                                     Weighted                      Weighted
                                                      average                       average
                                       Shares     exercise price     Shares     exercise price
                                      --------    --------------    --------    --------------
Balance, December 31, 1996 .....       263,653       $  15.08        160,957       $  13.44
Canceled .......................       (10,305)        (15.38)          (590)        (11.02)
Granted ........................       172,634          19.31         57,216          10.95
Became exercisable .............                                      11,338          17.15
Three for two stock split ......       160,937                        57,577
Exercised ......................       (52,160)        (10.73)       (52,160)        (10.73)
                                      --------                      --------
Balance, December 31, 1997 .....       534,759       $  12.33        234,338       $  10.32

Canceled .......................       (16,738)        (13.51)        (8,388)        (10.97)
Granted ........................       170,957          22.10         31,860          13.75
Became exercisable .............                                     132,885          11.31
Stock dividend .................        58,939                        40,985
Exercised ......................      (153,459)        (10.26)      (153,459)        (10.26)
                                      --------                      --------
Balance, December 31, 1998 .....       594,458       $  14.40        278,221       $  10.36

Canceled .......................       (43,439)        (18.57)        (2,631)        (11.74)
Granted ........................       217,573          22.27         10,620          16.95
Became exercisable .............                                     197,139          16.01
Stock dividend .................        55,913                        32,042
Exercised ......................      (113,049)        (11.58)      (113,049)        (11.58)
                                      --------                      --------
Balance, December 31, 1999 .....       711,456       $  15.85        402,342       $  12.41
                                      ========                      ========

14. STOCK OPTION PLANS...CONTINUED


During the year ended December 31, 1999, there were 10,019 options exercised through cash-less exercises at a weighted average market price of $21.77.

The range of exercise prices on options outstanding at December 31, 1999 is as follows:

                                    Total options outstanding                     Options exercisable
                            --------------------------------------------     ---------------------------
                                           Weighted         Weighted                         Weighted
                                            average          average                          average
     Price range             Shares      exercise price  life of options      Shares      exercise price
--------------------        --------     --------------  ---------------     --------     --------------
    $ 6.22 - $10.52          174,964        $   9.28        4.9 years         173,763        $   9.30
    $12.33 - $14.41          187,666           13.12        3.8 years         184,126           13.10
    $16.95 - $21.00          312,993           20.32        3.2 years          10,620           17.14
    $23.19 - $24.00           36,000           23.21        4.4 years          34,000           23.19
                            --------                                         --------
                             711,623           15.85        3.8 years         402,509           12.41
                            ========                                         ========

The options exercised during the year ended December 31, 1999 were at prices from $8.99 to $20.15.

The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $5.04, $4.76, and $4.18, respectively, on the date of grant using the Black Scholes option-pricing model with the following assumptions:
1999 - expected dividend yield of 3.3%, risk-free interest rate of 6.2%, volatility ratio of .23, and expected life of 4.9 years: 1998 - expected dividend yield of 2.5%, risk-free interest rate of 4.6%, volatility ratio of
 .22, and expected life of 5.2 years: 1997 - expected dividend yield of 2.9%, risk-free interest rate 5.8%, volatility ratio of .22, and expected life of 5.5 years.

The exercise price of all options granted has been equal to the fair market value of the underlying stock at the date of grant and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value of the option itself at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

(Dollars in thousands, except per share data)
                                                        Years ended December 31,
                                                ----------------------------------------
                                                  1999            1998            1997
                                                --------        --------        --------
Net earnings                 As reported        $ 12,352          11,375          10,737
                              Pro forma           11,463          10,724          10,178

Basic earnings per share     As reported            1.19            1.12            1.10
                              Pro forma             1.11            1.06            1.04

Diluted earnings per share - As reported            1.17            1.10            1.08
                              Pro forma             1.09            1.04            1.02

15.  PARENT COMPANY INFORMATION (CONDENSED)

The following condensed financial information is the unconsolidated (Parent Company Only) information for Glacier Bancorp, Inc, combined with Mountain west
Bank:

                  STATEMENTS OF FINANCIAL CONDITION                            December 31,
----------------------------------------------------------------------    ----------------------
                       (dollars in thousands)                               1999          1998
----------------------------------------------------------------------    --------      --------
Assets:
   Cash ..............................................................    $  2,561           598
   Interest bearing cash deposits ....................................          16         2,487
         Cash and cash equivalents ...................................    --------      --------
                                                                             2,577         3,085

   Investments securities, available-for-sale, at market value               1,755         1,691
   Investments securities, held-to-maturity, at cost .................          --            91
   Other assets ......................................................       2,640         1,332
   Goodwill, net .....................................................       2,376         2,601
   Investment in subsidiaries ........................................    $ 78,220        77,731
                                                                          --------      --------
   Total assets ......................................................     87,568        86,531
                                                                          ========      ========

   Dividends payable .................................................    $  1,910         1,757
   Other liabilities .................................................         602           628
                                                                          --------      --------
           Total liabilities .........................................       2,512         2,385

   Common stock ......................................................         104            93
   Paid-in capital ...................................................      87,387        66,180
   Retained earnings .................................................       2,996        16,700
   Net unrealized gains (losses) on securities available-for-sale ....      (5,431)        1,173
                                                                          --------      --------
            Total stockholders' equity ...............................    $ 85,056        84,146
                                                                          --------      --------
            Liabilities and Stockholders' Equity: ....................      87,568        86,531
                                                                          ========      ========

                   STATEMENTS OF OPERATIONS                                        Years ended December 31,
-----------------------------------------------------------------------     ------------------------------------
                    (dollars in thousands)                                    1999          1998          1997
-----------------------------------------------------------------------     --------      --------      --------
Revenues
   Dividends from subsidiaries ........................................     $  8,518         5,761         4,135
   Other income .......................................................          161           168           344
   Intercompany charges for services ..................................        1,617         1,971         1,803
                                                                            --------      --------      --------
        Total revenues ................................................       10,296         7,900         6,282
Expenses
   Employee compensation and benefits .................................        1,519         1,880         1,974
   Goodwill amortization ..............................................          243           165           155
   Other operating expenses ...........................................        1,027         1,239           323
                                                                            --------      --------      --------
        Total expenses ................................................        2,789         3,284         2,452

   Earnings before income tax benefit and equity in undistributed
         earnings of subsidiaries .....................................        7,507         4,616         3,830
   Income tax benefit .................................................         (328)         (198)          (88)
                                                                            --------      --------      --------
   Income before equity in undistributed earnings of subsidiaries .....        7,835         4,814         3,918
   Equity in undistributed earnings of subsidiaries ...................        4,517         6,561         6,819
                                                                            --------      --------      --------
Net earnings ..........................................................     $ 12,352        11,375        10,737
                                                                            ========      ========      ========

15.  PARENT COMPANY INFORMATION (CONDENSED)...CONTINUED


                   STATEMENTS OF CASH FLOWS                                Years ended December 31,
-----------------------------------------------------------------     ------------------------------------
                    (dollars in thousands)                              1999          1998          1997
-----------------------------------------------------------------     --------      --------      --------
Operating Activities
   Net earnings .................................................     $ 12,352        11,375        10,737
   Adjustments to reconcile net earnings to net cash
       provided by operating activities:
   Goodwill amortization ........................................          242           165           155
   Gain on sale of investments available-for-sale ...............           --            (8)         (184)
   Equity in undistributed earnings of subsidiaries .............       (4,517)       (6,561)       (6,819)
   Net increase (decrease) in other assets and other liabilities        (1,176)         (220)       (4,010)
                                                                      --------      --------      --------
Net cash provided (used in) by operating activities .............        6,901         4,751          (121)

Investing activities
   Purchases of investment securities available-for-sale ........         (103)         (198)         (176)
   Proceeds from sales, maturities and prepayments of securities
       available-for-sale .......................................            3            59           484
   Proceeds from maturities of securities held-to-maturity ......           --             3             3
   Payment for land purchase ....................................           --            --          (160)
   Equity contribution to subsidiary ............................       (2,500)           --            --
   Acquisition of minority interest .............................           --          (236)          (14)
                                                                      --------      --------      --------
Net cash provided (used) by investing activities ................       (2,600)         (372)          137

Financing activities
   Proceeds from exercise of stock options and other stock
       issued....................................................        1,114         1,573         3,476
   Principal reductions on notes payable ........................           --          (216)          (82)
   Proceeds from new bank loan ..................................           --            --           222
   Cash dividends paid to stockholders ..........................       (5,923)       (4,327)       (3,369)
                                                                      --------      --------      --------
Net cash provided by (used in) financing activities .............       (4,809)       (2,970)          247

Net increase (decrease) in cash and cash equivalents ............         (508)        1,409           263
Cash and cash equivalents at beginning of period ................        3,085         1,676         1,413
                                                                      --------      --------      --------
Cash and cash equivalents at end of period ......................     $  2,577         3,085         1,676
                                                                      ========      ========      ========

16.  UNAUDITED QUARTERLY FINANCIAL DATA

Summarized unaudited quarterly financial data is as follows (in thousands except per share amounts):


               1999                        Quarter 1         Quarter 2         Quarter 3         Quarter 4
------------------------------------     -------------     -------------     -------------     -------------
Interest income ....................     $      14,398            15,476            16,849            17,996
Interest expense ...................             5,973             6,470             7,260             7,932
Net interest income ................             8,425             9,006             9,589            10,064
Provision for loan loss ............               359               410               478               476
Net income before income taxes .....             4,540             4,742             5,099             4,693
Net earnings .......................             2,969             3,088             3,266             3,029
Basic earnings per share[1] ........              0.29              0.30              0.31              0.29
Diluted earnings per share[1] ......              0.28              0.29              0.31              0.29
Dividends per share[1] .............             $0.14             $0.15             $0.15             $0.20(2)
Market range high-low[1] ...........     $21.82-$17.05     $24.38-$17.27     $23.88-$15.25     $18.75-$14.88


               1998                        Quarter 1         Quarter 2         Quarter 3         Quarter 4
------------------------------------     -------------     -------------     -------------     -------------
Interest income ....................     $      14,383            14,713            14,975            14,757
Interest expense ...................             6,383             6,499             6,433             6,155
Net interest income ................             8,000             8,214             8,542             8,602
Provision for loan loss ............               293               600               368               474
Net income before income taxes .....             4,565             4,516             4,573             4,395
Net earnings .......................             2,880             2,815             2,834             2,846
Basic earnings per share[1] ........              0.28              0.28              0.28              0.28
Diluted earnings per share[1] ......              0.28              0.27              0.27              0.28
Dividends per share[1] .............             $0.11             $0.12             $0.13             $0.21(3)
Market range high-low[1] ...........     $24.38-$19.21     $23.55-$21.90     $23.97-$20.71     $20.57-$17.16


               1997                        Quarter 1         Quarter 2         Quarter 3         Quarter 4
------------------------------------     -------------     -------------     -------------     -------------
Interest income ....................     $      13,169            13,815            14,265            14,363
Interest expense ...................             6,011             6,201             6,379             6,334
Net interest income ................             7,158             7,581             7,886             8,062
Provision for loan loss ............               263               281               257               251
Net income before income taxes .....             3,609             4,301             4,449             4,624
Net earnings .......................             2,275             2,720             2,770             2,972
Basic earnings per share[1] ........              0.23              0.28              0.28              0.30
Diluted earnings per share[1] ......              0.23              0.27              0.28              0.30
Dividends per share[1] .............             $0.09             $0.10             $0.10             $0.14(2)
Market range high-low[1] ...........     $13.64-$12.81     $17.36-$12.60     $16.12-$14.46     $20.66-$15.39


[1]  Per share amounts adjusted to reflect effect of 10% stock dividend

[2]  Special dividend was paid at $.05 per share.

[3]  Special dividend was paid at $.07 per share.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments have been defined to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity. For purposes of the Company's Consolidated Statement of Financial Condition, this includes the following items:

                                                                  1999                       1998
---------------------------------------------------      -----------------------     -----------------------
              (dollars in thousands)                      Amount      Fair Value      Amount      Fair Value
---------------------------------------------------      --------     ----------     --------     ----------
Financial Assets:
Cash ..............................................      $ 50,590        50,590        39,027        39,027
Federal funds sold ................................            64            64         5,883         5,883
Interest bearing cash deposits ....................         1,711         1,711         6,394         6,394
Investment securities .............................        62,060        62,055        65,256        65,544
Mortgage-backed securities ........................       147,252       147,246        53,831        53,831
Loans .............................................       652,208       641,499       571,188       578,176
FHLB and Federal Reserve Bank stock ...............        16,601        16,601        14,191        14,191

Financial Liabilities:
Deposits ..........................................      $644,106       646,778       546,503       547,634
Advances from the FHLB of Seattle .................       208,650       204,681       125,886       126,311
Repurchase agreements and other borrowed funds ....        26,614        26,614        18,707        18,707

Financial assets and financial liabilities other than securities are not traded in active markets. The above estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates. These estimates may also vary significantly from the amounts that could be realized in actual transactions.

Financial Assets - The estimated fair value approximates the book value of cash, federal funds sold and interest bearing cash deposits. For investment and mortgage-backed securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made. The fair value of FHLB and Federal Reserve Bank stock approximates the book value.

Financial Liabilities - The estimated fair value of demand and savings deposits approximates the book value since rates are periodically adjusted to market rates. Certificates of deposit fair value is estimated by discounting the future cash flows using current rates for similar deposits. Advances from the FHLB of Seattle fair value is estimated by discounting future cash flows using current rates for advances with similar weighted average maturities. Repurchase agreements and other borrowed funds have variable interest rates, or are short term, so fair value approximates book value.

Off-balance sheet financial instruments - Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments. Rates for these commitments are set at time of loan closing, so no adjustment is necessary to reflect these commitments at market value. See Note 4 to consolidated financial statements.

18.  CONTINGENCIES AND COMMITMENTS

The Company is a defendant in legal proceedings arising in the normal course of business. In the opinion of management, the disposition of pending litigation will not have a material effect on the Company's consolidated financial position or results of operations.

19.  BUSINESS COMBINATIONS

On August 31, 1998, the Company issued 536,154 shares of common stock in exchange for all of the outstanding stock of HUB Financial Corporation (HUB), parent company of Valley Bank of Helena (Valley). As a result of this transaction, the Company acquired the majority interest, 86.5%, of Valley. This business combination has been accounted for as a pooling-of interests combination, and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of HUB.

The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                      Six months
                                                         ended          Year ended
                                                     June 30, 1998     December 31,
                                                      (unaudited)          1997
                                                     -------------     ------------
Revenue of:
  Glacier Bancorp, Inc .........................        $ 27,717          52,343
  HUB Financial Corporation ....................           3,523           6,652
                                                        --------        --------
                                                        $ 31,240          58,995
                                                        ========        ========
Net earnings of:
  Glacier Bancorp, Inc. ........................        $  4,892           9,180
  HUB Financial Corporation ....................             408             874
                                                        --------        --------
                                                        $  5,300          10,054
                                                        ========        ========

On August 31, 1998 the Company issued additional shares of $2,199 to acquire the shares held by minority shareholders of Valley Bank of Helena the subsidiary bank of HUB Financial Corporation.

Also on August 31, 1998, the Company issued 83,761 shares of common stock in exchange for the minority interest of 13.5% of Valley. This business combination has been accounted for as a purchase and, accordingly, the consolidated statement of operations for the year ended December 31, 1998 includes the results of operations related to this minority interest commencing August 31, 1998 and the proportional interest of the net assets acquired have been restated to estimated fair value.

On January 18, 1999, the Company issued 227,707 shares of common stock in exchange for all of the outstanding stock of Big Sky Western Bank. This business combination has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Big Sky Western Bank. The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

19.  BUSINESS COMBINATIONS...CONTINUED


                                                              Years ended
                                                              December 31,
                                                          1998            1997
                                                        --------        --------
Revenue of:
  Glacier Bancorp, Inc. ........................        $ 62,340          58,995
  Big Sky Western Bank .........................           3,340           2,826
                                                        --------        --------
                                                        $ 65,680          61,821
                                                        ========        ========
Net earnings of:
  Glacier Bancorp, Inc. ........................        $ 10,746          10,054
  Big Sky Western Bank .........................             169             182
                                                        --------        --------
                                                        $ 10,915          10,236
                                                        ========        ========

During 1997 Big Sky Western Bank issued additional shares of $1,001 to increase the capital of the bank.

On February 4, 2000, the Company issued 844,257 shares of common stock in exchange for all of the outstanding stock of Mountain West Bank. This business combination has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Mountain West Bank.

Prior to the combination Mountain West Bank's fiscal year ended on March 31. In recording the pooling-of-interests combination, Mountain West Bank's financial statements for the twelve months ended December 31, 1999, were combined with the Company's financial statements for the same period. For the December 31, 1998 financial statements Mountain West Bank's March 31, 1999 financial statements were combined with the Company's December 31, 1998 financial statements. An adjustment of $75,000 has been made to stockholders' equity as of December 31, 1999, to eliminate the effect of including Mountain West Bank's results of operations for the three months ended March 31, 1999, in both the years ended December 31, 1999 and 1998. The financial statements for the year ended December 31, 1997 includes the Mountain West Bank's March 31, 1998 financial statements.

The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                 Years ended December 31,
                                              1999          1998          1997
                                            --------      --------      --------
Revenue of:
  Glacier Bancorp, Inc. ..............      $ 69,985        65,680        61,821
  Mountain West Bank .................         7,543         6,744         4,848
                                            --------      --------      --------
                                            $ 77,528        72,424        66,669
                                            ========      ========      ========

Net earnings of:
  Glacier Bancorp, Inc. ..............      $ 12,179        10,915        10,236
  Mountain West Bank .................           173           460           501
                                            --------      --------      --------
                                            $ 12,352        11,375        10,737
                                            ========      ========      ========

During 1997 Mountain West Bank issued additional shares of $1,923 to increase the capital of the bank.

20.  BRANCH ACQUISITIONS

On October 8, 1999, the Company, through its largest subsidiary Glacier Bank, acquired the two Butte, Montana offices of Washington Mutual Bank with approximately $73,000,000 in deposits. This acquisition was accounted for as a purchase. The premium paid of $4,767,000 included a core deposit intangible of approximately $1,797,000 and goodwill of approximately $2,970,000.

22. OPERATING SEGMENT INFORMATION

As of December 31, 1998, the company adopted FASB Statement 131, Financial Reporting for Segments of a Business Enterprise. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. According to the statement, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company evaluates segment performance internally based on individual bank charter, and thus the operating segments are so defined. All segments, except for the segment defined as "other," are based on commercial banking operations. The operating segment defined as "other" includes the Parent company, smaller nonbank operating units, and eliminations of transactions between segments.

The accounting policies of the individual operating segments are the same as those of the Company described in note 1. Transactions between operating segments are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations. Expenses for centrally provided services are allocated based on the estimated usage of those services.

22. OPERATING SEGMENT INFORMATION...CONTINUED


The following is a summary of selected operating segment information for the years ended and as of December 31, 1999, 1998, and 1997 (in thousands):


Operating Segments information
  (Dollars in thousands)
                                                                    First     Valley    Big Sky    Mountain
           1999                   Glacier    Whitefish   Eureka   Security    Helena    Western      West       Other   Consolidated
                                  --------   --------   --------  --------   --------   --------   --------   --------  ------------
Net interest income ............  $ 15,266      2,044      1,290     8,804      3,614      2,077      3,755        234      37,084
Provision for loan losses ......       470         66         24       600        155        191        217         --       1,723
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Net interest income after
  provision for loan losses ....    14,796      1,978      1,266     8,204      3,459      1,886      3,538        234      35,361
Noninterest income .............     5,539        675        313     2,260      1,494        881      1,745        (98)     12,809
Merger expense and amortization
  of goodwill and core deposit
  intangibles ..................        78         --         --        --         --         --         78        361         517
Other noninterest expense ......    10,750      1,502        986     4,567      2,977      2,096      4,941        709      28,528
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Income before income taxes
  and minority interest ........     9,507      1,151        593     5,897      1,976        671        264       (934)     19,125
Minority interest ..............                                                                         --         51          51
Income taxes expense (benefit) .     3,303        348        191     2,132        731        231         91       (305)      6,722
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------
Net income .....................  $  6,204        803        402     3,765      1,245        440        173       (680)     12,352
                                  ========   ========   ========  ========   ========   ========   ========   ========    ========

Assets .........................  $460,257     52,203     28,879   193,548     82,587     66,255     89,884        388     974,001
Net loans ......................   272,060     35,485     18,178   161,781     58,924     43,850     61,930         --     652,208
Deposits .......................   276,880     34,261     18,514   143,645     65,095     41,034     67,824     (3,147)    644,106
Stockholders' equity ...........    36,040      4,605      3,137    15,640      7,073      5,281      6,243      7,037      85,056


           1998
Net interest income ............  $ 14,572      1,820      1,247     7,784      3,312      1,251      3,187        185      33,358
Provision for loan losses ......       670         78         12       645         85         42        203         --       1,735
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Net interest income after
  provision for loan losses ....    13,902      1,742      1,235     7,139      3,227      1,209      2,984        185      31,623
Noninterest income .............     5,723        686        372     2,801      1,553        743      1,637         81      13,596
Merger expense and amortization
  of goodwill and core deposit
  intangibles ..................        --         --         --        --         --         --         --        931         931
Other noninterest expense ......    10,523      1,347        971     4,151      3,010      1,680      3,885        527      26,094
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Income before income taxes
  and minority interest ........     9,102      1,081        636     5,789      1,770        272        736     (1,192)     18,194
Minority interest ..............                                                                         --        145         145
Income taxes expense (benefit) .     3,238        343        217     2,138        659        103        276       (300)      6,674
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------
Net income .....................  $  5,864        738        419     3,651      1,111        169        460     (1,037)     11,375
                                  ========   ========   ========  ========   ========   ========   ========   ========    ========

Assets .........................  $370,686     42,643     24,471   164,546     69,924     39,376     80,867     (5,711)    786,802
Net loans ......................   272,399     22,022     16,322   134,646     48,860     23,959     52,980         --     571,188
Deposits .......................   201,211     34,179     17,797   139,348     57,807     31,385     70,659     (5,883)    546,503
Stockholders' equity ...........    39,058      4,642      3,309    14,668      6,628      2,873      6,336      6,632      84,146


           1997
Net interest income ............  $ 14,121      1,786      1,232     6,654      3,142      1,143      2,297        312      30,687
Provision for loan losses ......       345         --         42       360         60         82        163         --       1,052
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Net interest income after
  provision for loan losses ....    13,776      1,786      1,190     6,294      3,082      1,061      2,134        312      29,635
Noninterest income .............     4,540        570        350     2,818      1,275        520        922         62      11,057
Merger expense and amortization
  of goodwill and core deposit
  intangibles ..................        --         --         --        --         --         --         --        155         155
Other noninterest expense ......    10,145      1,399        947     4,050      2,709      1,334      2,282        480      23,346
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------

Income before income taxes
  and minority interest ........     8,171        957        593     5,062      1,648        247        774       (261)     17,191
Minority interest ..............                                                                                   208         208
Income taxes expense (benefit) .     2,958        312        202     1,896        614         65        273        (74)      6,246
                                  --------   --------   --------  --------   --------   --------   --------   --------    --------
Net income .....................  $  5,213        645        391     3,166      1,034        182        501       (395)     10,737
                                  ========   ========   ========  ========   ========   ========   ========   ========    ========

Assets .........................  $365,921     41,276     25,565   144,382     69,875     32,724     67,135      1,648     748,526
Net loans ......................   266,670     22,746     16,290   111,867     49,344     19,303     40,014         --     526,234
Deposits .......................   173,371     30,918     16,385   127,801     57,687     25,449     57,741     (1,813)    487,539
Stockholders' equity ...........    35,572      4,247      3,188    12,586      6,647      2,927      5,836      2,534      73,537

23. Pending Acquisitions

On September 14, 2000 the Company announced the acquisition of seven branches of Wells Fargo & Company and First Security Corporation subsidiary banks located in Idaho and Utah. Included in the purchase are deposits of approximately $185 million, and certain loans and real estate of the branch offices. The locations will become branch offices of Mountain West Bank of Coeur d'Alene.

On September 20, 2000 the Company and WesterFed Financial Corporation ("WesterFed") jointly announced the signing of a definitive agreement whereby the Company will acquire WesterFed for a combination of cash and stock. WesterFed operates twenty-seven offices in fourteen Montana communities with total assets at June 30, 2000 of $946 million, total loans of $619 million, and total deposits of $607 million and total equity of $89 million.

Both transactions are pending approval by banking regulators. The WesterFed purchase also is subject to approval by shareholders of both companies.

MOUNTAIN WEST BANK

Mountain West Bank was acquired by the Company in February, 2000. Prior to the acquisition Mountain West Bank's fiscal year ended on March 31, hence; some of the following compares to those dates. Total assets at December 31, 1999 increased $9 million, or 11 percent, over the balances at March 31, 1999. Net loans increased $9 million, or 14 percent, from March 31, 1999, with the remaining asset growth in investment securities. Real estate loans increased $6 million, and consumer loans increased $3 million. Non-performing loans as a percentage of loans was .23 percent and the allowance for loan losses was at 3.5 times non-performing loans at December 31, 1999. Total deposits decreased $3 million, with borrowed funds used to support the additional asset growth. Net income decreased $287 thousand, or 62 percent, when comparing the year ended December 31, 1999 to the year ended December 31, 1998, the result of investments in new branches, a data system conversion, and increased marketing expense. Net interest income increased $568 thousand, or 18 percent. Non-interest income increased $108 thousand, and non-interest expense increased $1.1 million. The efficiency ratio increased from 80.53 percent for the year ended March 31, 1999 to 90.87 percent for the year ended December 31, 1999 due to the increase in expenses previously mentioned.


          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

Average Balance Sheet

The following three-year schedule provides (i) the total dollar amount of interest and dividend income of the Company for earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest and dividend income; (iv) interest rate spread; and (v) net interest margin.


                                           -----------------------------------------------------------------------
AVERAGE BALANCE SHEET                            For the year ended 12-31-99        For the year ended 12-31-98
                                           -----------------------------------------------------------------------
(Dollars in Thousands)                                      Interest   Average                 Interest   Average
                                                Average       and      Yield/      Average        and      Yield/
ASSETS                                          Balance    Dividends    Rate       Balance     Dividends    Rate
                                           -----------------------------------------------------------------------
     Real Estate Loans                         $ 226,246     17,875     7.90%     $ 237,034      19,404    8.19%
     Commercial Loans                            246,811     21,499     8.71%       202,119      18,250    9.03%
     Consumer and Other Loans                    136,484     12,367     9.06%       124,525      11,907    9.56%
                                                --------    -------     -----      --------     -------    -----
       Total Loans                               609,541     51,741     8.49%       563,678      49,561    8.79%

     Investment Securities                       202,016     12,978     6.42%       153,225       9,267    6.05%
                                                --------    -------     -----      --------      ------    -----
       Total Earning Assets                      811,557     64,719     7.97%       716,903      58,828     8.21%
                                                            -------     -----                   -------    -----
     Non-Earning Assets                           60,766                             54,945
                                                 -------                            -------
       TOTAL ASSETS                            $ 872,322                          $ 771,846
                                              ==========                         ==========

LIABILITIES
AND STOCKHOLDERS' EQUITY
     NOW Accounts                               $ 91,380      1,064     1.16%      $ 85,965       1,428    1.66%
     Savings Accounts                             47,272        843     1.78%        48,438       1,065    2.20%
     Money Market Accounts                       134,364      5,304     3.95%       118,215       5,175    4.38%
     Certificates of Deposit                     174,368      9,283     5.32%       155,760       8,899    5.71%
     FHLB Advances                               173,289      9,460     5.46%       140,877       7,939    5.64%
     Repurchase Agreements
       and Other Borrowed Funds                   31,362      1,681     5.36%        20,023         964    4.81%
                                                 -------     ------     -----       -------        ----    -----
       Total Interest Bearing Liabilities        652,034     27,635     4.24%       569,278      25,470    4.47%
                                                            -------     -----                   -------    -----
       Non-interest Bearing Deposits             118,318                            112,343
       Other Liabilities                          17,102                             11,335
                                                 -------                            -------
       Total Liabilities                         787,455                            692,956
                                                --------                           --------

     Common Stock                                     99                                 81
     Paid-In Capital                              76,696                             54,524
     Retained Earnings                            10,212                             23,102
     Accumulated Other
       Comprehensive Earnings (Loss)              (2,140)                             1,183
                                                  -------                            ------
       Total Stockholders' Equity                 84,867                             78,890
                                                 -------                             ------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                    $ 872,322                          $ 771,846
                                              ==========                         ==========


     NET INTEREST INCOME                                   $37,084                             $33,358
                                                           ========                            ========
     NET INTEREST SPREAD                                                3.74%                              3.73%
     NET INTEREST MARGIN
       ON AVERAGE EARNING ASSETS (1)                                    4.57%                              4.65%
     RETURN ON AVERAGE ASSETS (2)                                       1.42%                              1.47%
     RETURN ON AVERAGE EQUITY (3)                                      14.55%                             14.42%
     DIVIDEND PAYOUT RATIO (4)                                         49.58%                             41.07%
     AVERAGE EQUITY TO
       AVERAGE ASSETS RATIO (5)                                         9.73%                             10.22%
                                           -----------------------------------------------------------------------


                                          -----------------------------------
AVERAGE BALANCE SHEET                          For the year ended 12-31-97
                                          -----------------------------------
(Dollars in Thousands)                                     Interest   Average
                                               Average       and       Yield/
ASSETS                                         Balance    Dividends     Rate
                                          -----------------------------------
     Real Estate Loans                       $ 243,772     20,212      8.29%
     Commercial Loans                          145,938     13,876      9.51%
     Consumer and Other Loans                  119,694     11,700      9.77%
                                               --------    -------     -----
       Total Loans                             509,403     45,788      8.99%

     Investment Securities                     150,582      9,824      6.52%
                                               --------     ------     -----
       Total Earning Assets                    659,985     55,612      8.43%
                                                           -------     -----
     Non-Earning Assets                         53,822
                                                ------
       TOTAL ASSETS                          $ 713,807
                                             =========

LIABILITIES
AND STOCKHOLDERS' EQUITY
     NOW Accounts                             $ 78,729      1,457      1.85%
     Savings Accounts                           48,087      1,415      2.94%
     Money Market Accounts                      90,487      3,860      4.27%
     Certificates of Deposit                   150,856      8,736      5.79%
     FHLB Advances                             144,043      8,100      5.62%
     Repurchase Agreements
       and Other Borrowed Funds                 29,294      1,357      4.63%
                                                -------     ------     -----
       Total Interest Bearing Liabilities      541,496     24,925      4.60%
                                                           -------     -----
       Non-interest Bearing Deposits            90,117
       Other Liabilities                        15,344
                                                ------
       Total Liabilities                       646,957
                                               -------

     Common Stock                                   64
     Paid-In Capital                            39,914
     Retained Earnings                          26,238
     Accumulated Other
       Comprehensive Earnings (Loss)               634
                                                   ---
       Total Stockholders' Equity               66,850
                                                ------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                  $ 713,807
                                             =========


     NET INTEREST INCOME                                  $30,687
                                                          =======
     NET INTEREST SPREAD                                               3.82%
     NET INTEREST MARGIN
       ON AVERAGE EARNING ASSETS (1)                                   4.65%
     RETURN ON AVERAGE ASSETS (2)                                      1.50%
     RETURN ON AVERAGE EQUITY (3)                                     16.06%
     DIVIDEND PAYOUT RATIO (4)                                        36.36%
     AVERAGE EQUITY TO
       AVERAGE ASSETS RATIO (5)                                        9.37%
                                          -----------------------------------

(1) Without tax effect on non-taxable securities income

(2) Net income divided by average total assets

(3) Net income divided by average equity

(4) Dividends declared per share divided by income per share

(5) Average equity divided by average total assets


RATE/VOLUME ANALYSIS

Net interest income can be evaluated from the perspective of relative dollars of change in each period. Interest income and interest expense, which are the components of net interest income, are shown in the following table on the basis of the amount of any increases (or decreases) attributable to changes in the dollar levels of the Company's interest-earning assets and interest-bearing liabilities ("Volume") and the yields earned and rates paid on such assets and liabilities ("Rate"). The change in interest income and interest expense attributable to changes in both volume and rates has been allocated proportionately to the change due to volume and the change due to rate.


                                    ------------------------------------------------------------------------
                                            Years Ended December 31,            Years Ended December 31,
(Dollars in Thousands)                           1999 vs. 1998                       1998 vs. 1997
                                    ------------------------------------------------------------------------
                                         Increase (Decrease) due to:         Increase (Decrease) due to:
                                    ------------------------------------------------------------------------
INTEREST INCOME                          Volume       Rate         Net       Volume       Rate         Net
                                    ------------------------------------------------------------------------
Real Estate Loans                        $ (883)     $ (646)   $ (1,529)     $ (559)     $ (249)     $ (808)
Commercial Loans                          4,035        (786)      3,249       5,342        (968)      4,374
Consumer and Other Loans                  1,143        (683)        460         472        (265)        207
Investment Securities                     2,951         760       3,711         172        (729)       (557)
                                    ------------------------------------------------------------------------
     Total Interest Income                7,246      (1,355)      5,891       5,427      (2,211)      3,216
                                    ------------------------------------------------------------------------

NOW Accounts                                 90        (454)       (364)        134        (164)        (30)
Savings Accounts                            (26)       (196)       (222)         10        (360)       (350)
Money Market Accounts                       707        (578)        129       1,183         133       1,316
Certificates of Deposit                   1,063        (680)        383         284        (120)        164
FHLB Advances                             1,826        (305)      1,521        (178)         17        (161)
Other Borrowings and
  Repurchase Agreements                     547         171         718        (430)         36        (394)
                                    ------------------------------------------------------------------------
   Total Interest Expense                 4,207      (2,042)      2,165       1,003        (458)        545
                                    ------------------------------------------------------------------------
NET INTEREST INCOME                     $ 3,039       $ 687     $ 3,726     $ 4,424    $ (1,753)    $ 2,671
                                    ========================================================================


Net interest income increased $4 million in 1999 over 1998. The increase was primarily due to increases in volumes. Market interest rates increased during 1999. The two-year treasury note was at 6.1% at December 31, 1999 which is a 161 basis point increase from year-end 1998. The 30-year treasury bond was at 6.46%, up 135 basis points from the prior year. The spread between the 2-year rates and 30-year rates has declined from 53 basis points to 27 basis points. The decrease in spread may result in a smaller interest margin as short-term funding costs may increase at a faster pace than the income on earning assets. For additional information see section "Management's Discussion and Analysis".


                                LENDING ACTIVITY

GENERAL

The Banks focus their lending activity primarily on several types of loans: 1) first-mortgage, conventional loans secured by residential properties, particularly single-family, 2) installment lending for consumer purposes (e.g., auto, home equity, etc.), and 3) commercial lending that concentrates on targeted businesses. Management's Discussion & Analysis and Note 4 to the Consolidated Financial Statements, contain more information about the lending portfolio.

LOAN PORTFOLIO COMPOSITION

The following table summarizes the Company's loan portfolio:

                                         -----------------------------------------------------------------------------------------
(Dollars in Thousands)                              At                    At                    At                    At
                                                 12/31/99              12/31/98              12/31/97              12/31/96
                  TYPE OF LOAN
----------------------------------------------------------------------------------------------------------------------------------
                                            Amount     Percent    Amount     Percent    Amount     Percent    Amount     Percent
                                         -----------------------------------------------------------------------------------------
REAL ESTATE LOANS:
     Residential first mortgage loans       $195,374    29.96%    $222,018    38.87%    $237,906    45.23%    $233,948    48.87%
     Loans held for sale                     $30,004     4.60%     $16,474     2.88%      $9,716     1.85%      $6,672     1.39%
                                         -----------------------------------------------------------------------------------------
         Total                              $225,378    34.56%    $238,492    41.75%    $247,622    47.08%    $240,620    50.26%
----------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL LOANS:
     Real estate                            $154,155    23.64%    $118,434    20.73%     $73,212    13.92%     $62,479    13.05%
     Other commercial loans                 $125,462    19.24%     $97,463    17.06%     $85,693    16.29%     $67,795    14.16%
                                         -----------------------------------------------------------------------------------------
`        Total                              $279,617    42.88%    $215,897    37.79%    $158,905    30.21%    $130,274    27.21%
----------------------------------------------------------------------------------------------------------------------------------

INSTALLMENT AND OTHER LOANS:
     Consumer loans                          $87,967    13.49%     $69,726    12.21%    $120,158    22.84%    $108,183    22.60%
     Home equity loans (1)                   $66,566    10.21%     $53,325     9.34%          $0     0.00%          $0     0.00%
     Outstanding balances on credit cards         $0                   $18                $3,951     0.75%      $3,725     0.78%
                                         -----------------------------------------------------------------------------------------
         Total                              $154,533    23.70%    $123,069    21.55%    $124,109    23.59%    $111,908    23.38%
----------------------------------------------------------------------------------------------------------------------------------
     Net deferred loan fees, premiums
          and discounts (2)                    ($598)   -0.11%       ($602)   -0.10%          $0     0.00%          $0     0.00%
     Allowance for Losses                    ($6,722)   -1.03%     ($5,668)   -0.99%     ($4,654)   -0.88%     ($4,106)   -0.85%
                                         -----------------------------------------------------------------------------------------
NET LOANS                                   $652,208   100.00%    $571,188   100.00%    $525,982   100.00%    $478,696   100.00%
-----------------------------------------=========================================================================================


                                         ---------------------
(Dollars in Thousands)                             At
                                                12/31/95
                  TYPE OF LOAN
--------------------------------------------------------------
                                           Amount     Percent
                                         ---------------------
REAL ESTATE LOANS:
     Residential first mortgage loans      $218,280    51.77%
     Loans held for sale                     $8,438     2.00%
                                         ---------------------
         Total                             $226,718    53.77%
--------------------------------------------------------------

COMMERCIAL LOANS:
     Real estate                            $51,850    12.30%
     Other commercial loans                 $53,659    12.73%
                                         ---------------------
`        Total                             $105,509    25.03%
--------------------------------------------------------------

INSTALLMENT AND OTHER LOANS:
     Consumer loans                         $90,099    21.37%
     Home equity loans (1)                       $0     0.00%
     Outstanding balances on credit cards    $3,139     0.74%
                                         ---------------------
         Total                              $93,238    22.11%
--------------------------------------------------------------
     Net deferred loan fees, premiums
          and discounts (2)                      $0     0.00%
     Allowance for Losses                   ($3,803)   -0.91%
                                         ---------------------
NET LOANS                                  $421,662   100.00%
-----------------------------------------=====================


(1) For periods prior to 1998, included with consumer loans.

(2) For periods prior to 1998, included with other loans amounts.

LOAN PORTFOLIO MATURITIES OR REPRICING TERM

The stated maturities or first repricing term (if applicable) for the loan portfolio at December 31, 1999 was as follows:

----------------------------------------
        (Dollars in Thousands)             Real Estate     Commercial       Consumer         Totals
----------------------------------------   -----------     ----------       --------         -------
Variable Rate                               $ 77,666         155,996          34,999         268,661

Fixed Rate Maturing or Repricing in:
  One year or less                            14,250          39,861          41,099          95,210
  One to five years                           40,278          43,456          61,389         145,122
  Thereafter                                  93,184          40,304          17,046         150,535
                                            --------        --------        --------        --------
    Totals                                  $225,378         279,617         154,533         659,528
                                            ========        ========        ========        ========


LOAN PORTFOLIO SCHEDULED CONTRACTUAL PRINCIPAL REPAYMENTS

The following table sets forth certain information at December 31, 1999 regarding the dollar amount of scheduled loan contractual repayments (demand loans, loans having no stated scheduled repayments and no stated maturity, and overdrafts are reported as due in one year or less)

                                                               After One Year
----------------------------------------         One Year         through         After Five
        (Dollars in Thousands)                    or Less        Five Years         Years          Totals
----------------------------------------         ---------     --------------     ----------       -------
Real estate loans                                 $ 21,652         106,145          97,581         225,378
Commercial loans                                    63,247         122,625          93,745         279,617
Consumer loans                                      62,038          63,175          29,320         154,533
                                                  --------        --------        --------        --------
      Totals                                      $146,937         291,945         220,646         659,528
                                                  ========        ========        ========        ========


Neither scheduled maturities nor scheduled contractual amortization of loans are expected to reflect the actual term of the Banks' loan portfolio. Based on historical information, the average life of loans is substantially less than their contractual terms because of prepayments and, in the case of conventional mortgage loans (i.e., those loans which are neither insured nor partially guaranteed by the Federal Housing Administration or the Veterans Administration), due-on-sale clauses, which give the Company the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid.

The following table sets forth information regarding the Banks' non-performing assets at the dates indicated:

                                                ------------------------------------------------------------
(Dollars in Thousands)                             At          At            At          At            At
                                                12/31/99    12/31/98     12/31/97     12/31/96     12/31/95
                                                ------------------------------------------------------------
NON-ACCRUAL LOANS:
  Mortgage loans                                 $  613       $  438       $  176       $  157       $    0
  Commercial loans                               $  776       $1,068       $  288       $  262       $  474
  Consumer loans                                 $   74       $   64       $  156       $   45       $   16
                                                ------------------------------------------------------------
    TOTAL                                        $1,463       $1,570       $  620       $  464       $  490
                                                ------------------------------------------------------------
ACCRUING LOANS 90 DAYS OR MORE OVERDUE:
  Mortgage loans                                 $   62       $  632       $  416       $  290       $    8
  Commercial loans                               $   99       $  385       $  268       $  222       $  364
  Consumer loans                                 $  104       $  124       $  251       $  431       $  179
                                                ------------------------------------------------------------
    TOTAL                                        $  265       $1,141       $  935       $  943       $  551
                                                ------------------------------------------------------------
Troubled debt restructuring                      $    0       $  205       $  249       $    0       $    0
Real estate and other assets owned, net          $  550       $  151       $  228       $  506       $   52
TOTAL NON-PERFORMING LOANS, TROUBLED DEBT
  RESTRUCTURINGS, AND REAL ESTATE AND OTHER     ------------------------------------------------------------
  ASSETS OWNED, NET                              $2,278       $3,067       $2,032       $1,913       $1,093
                                                ------------------------------------------------------------

  AS A PERCENTAGE OF TOTAL ASSETS                  0.23%        0.39%        0.27%        0.28%        0.18%
                                                ------------------------------------------------------------

Interest Income (1)                              $  132       $  103       $   84       $   94       $   55
                                                ------------------------------------------------------------

(1) This is the amount of interest that would have been recorded on loans accounted for on a non-performing basis as of the end of each period if such loans had been current for the entire period.


The following table illustrates the loan loss experience:

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES:

        (Dollars in Thousands)                                 Years ended December 31,
                                         -------------------------------------------------------------------
                                           1999           1998           1997           1996           1995
                                         -------        -------        -------        -------        -------
BALANCE AT BEGINNING OF PERIOD           $ 5,668          4,654          4,106          3,803          3,448
    CHARGE OFFS:
      Residential real estate                (44)           (50)             0           (122)             0
      Commercial loans                      (409)          (514)          (162)          (229)          (238)
      Consumer loans                        (433)          (517)          (617)          (540)          (221)
                                         -------        -------        -------        -------        -------
        Total charge offs                $  (886)        (1,081)          (779)          (891)          (459)
                                         -------        -------        -------        -------        -------


    RECOVERIES:
      Residential real estate                  1              0              0              1              0
      Commercial loans                       110            250            155             69             56
      Consumer loans                         106            110            120            107            106
                                         -------        -------        -------        -------        -------
        Total recoveries                 $   217            360            275            177            162
                                         -------        -------        -------        -------        -------

    CHARGEOFFS, NET OF RECOVERIES           (669)          (721)          (504)          (714)          (297)
    PROVISION                              1,723          1,735          1,052          1,017            652
                                         -------        -------        -------        -------        -------
BALANCE AT END OF PERIOD                 $ 6,722          5,668          4,654          4,106          3,803
                                         =======        =======        =======        =======        =======

RATIO OF NET CHARGE OFFS TO AVERAGE
LOANS OUTSTANDING DURING THE PERIOD         0.11%          0.13%          0.10%          0.16%          0.08%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                     1999                      1998                       1997                      1996
                           ------------------------- -------------------------  ------------------------  ------------------------
                                           Percent                   Percent                   Percent                    Percent
------------------------                 of loans in               of loans in               of loans in                of loans in
(Dollars in thousands)       Allowance     category    Allowance     category     Allowance    category     Allowance     category
------------------------   -------------  ---------- -------------  ----------  ------------- ----------  -------------  ---------
Residential real estate          $1,174     0.52%           1,221     0.51%            1,263    0.51%            1,227    0.51%
Commercial real estate            1,526     0.99%           1,095     0.92%              549    0.75%              469    0.75%
Other commercial                  2,466     1.97%           1,992     2.04%            1,345    1.57%            1,064    1.57%
Consumer                          1,556     1.95%           1,360     2.12%            1,497    1.21%            1,346    1.24%
                           -------------             -------------              -------------             -------------
   Totals                        $6,722                     5,668                      4,654                     4,106
                           =============             =============              =============             =============


                                     1995
                           ------------------------
                                           Percent
                                         of loans in
(Dollars in thousands)       Allowance     category
------------------------   -------------  ---------
Residential real estate           1,137    0.51%
Commercial real estate              402    0.75%
Other commercial                    826    1.57%
Consumer                          1,438    1.59%
                           -------------
   Totals                         3,803
                           =============


                                SOURCES OF FUNDS

GENERAL

Deposits are the most important source of the Banks' funds for lending and other business purposes. In addition, the Banks derive funds from loan repayments, advances from the FHLB of Seattle, repurchase agreements, and loan sales. Loan repayments are a relatively stable source of funds, while interest bearing deposit inflows and outflows are significantly influenced by general interest rate levels and money market conditions. Borrowings and advances may be used on a short-term basis to compensate for reductions in normal sources of funds such as deposit inflows at less than projected levels. They also may be used on a long-term basis to support expanded activities and to match maturities of longer-term assets. Deposits obtained through the Banks have traditionally been the principal source of funds for use in lending and other business purposes. Currently, the Banks have a number of different deposit programs designed to attract both short-term and long-term deposits from the general public by providing a wide selection of accounts and rates. These programs include regular statement savings, interest-bearing checking, money market deposit accounts, fixed rate certificates of deposit with maturities ranging from three months to five years, negotiated-rate jumbo certificates, non-interest demand accounts, and individual retirement accounts.

Management's Discussion and Analysis section contains information relating to changes in the overall deposit portfolio.

Deposits are obtained primarily from individual and business residents of the Banks' market area. The Banks issue negotiated-rate certificates of deposit with balances of $100,000, or more, and have paid a limited amount of fees to brokers to obtain deposits. The following table illustrates the amounts outstanding for deposits greater than $100,000, according to the time remaining to maturity:


---------------------------------     Certificates   Non-maturity
      (Dollars in thousands)            of Deposit      Deposits       Totals
---------------------------------     ------------   ------------     -------
Within three months .............        $32,394        130,068        162,462
Three months to six months ......          6,264             --          6,264
Seven months to twelve months ...         14,594             --         14,594
Over twelve months ..............          5,493             --          5,493
                                         =======        =======        =======
   Totals .......................        $58,745        130,068        188,813
                                         =======        =======        =======


For additional information, see Note 6 to the Consolidated Financial Statements for the year ended December 31, 1999.

ADVANCES AND OTHER BORROWINGS

As a member of the Federal Home Loan Bank, the Banks may borrow from the FHLB on the security of stock which it is required to own in that bank and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by the United States), provided certain standards related to credit-worthiness have been met. Advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's capital or on the FHLB's assessment of the institution's credit-worthiness. FHLB advances have been used from time to time to meet seasonal and other withdrawals of savings accounts and to expand lending by matching a portion of the estimated amortization and prepayments of retained fixed rate mortgages. All of the Banks are members in the FHLB

From time to time, primarily as a short-term financing arrangement for investment or liquidity purposes, Glacier has made use of repurchase agreements with various securities dealers. This process involves the "selling" of one or more of the securities in the Glacier's portfolio and by entering into an agreement to "repurchase" that same security at an agreed upon later date. A rate of interest is paid to the dealer for the subject period of time. In addition, although Glacier has offered retail repurchase agreements to its retail customers, the Government Securities Act of 1986 imposed confirmation and other requirements which generally made it impractical for financial institutions to offer such investments on a broad basis. Through policies adopted by the Board of Directors, Glacier and Valley enter into repurchase agreements with local municipalities, and large balance customers, and have adopted procedures designed to ensure proper transfer of title and safekeeping of the underlying securities. The other banks have not utilized repurchase agreements for liquidity purposes.

The following chart illustrates the average balances and the maximum outstanding month-end balances for FHLB advances and repurchase agreements:


(Dollars in thousands)                                  For the year ended December 31,
                                                   ------------------------------------------
                                                     1999             1998             1997
                                                   --------         --------         --------
FHLB Advances
  Amount outstanding at end of period .....        $208,650          125,886          147,660
  Average balance .........................        $173,289          140,877          144,043
  Maximum outstanding at any month-end ....        $232,238          152,165          150,976
  Weighted average interest rate ..........            5.45%            5.63%            5.62%

Repurchase Agreements:
  Amount outstanding at end of period .....        $ 19,766           17,239           21,673
  Average balance .........................        $ 28,605           16,652           20,107
  Maximum outstanding at any month-end ....        $ 53,791           19,300           25,292
  Weighted average interest rate ..........            4.51%            4.70%            4.70%


For additional information concerning the Company's advances and repurchase agreements, see Notes 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 1999.

ITEM 6. SELECTED FINANCIAL DATA

The following financial data of the Company are derived from the Company's historical audited financial statements and related footnotes. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related footnotes contained elsewhere in this Registration Statement.


                SUMMARY OF OPERATIONS AND SELECTED FINANCIAL DATA

                                                                                    At December 31,
------------------------------------------------------    ---------------------------------------------------------------------
(dollars in thousands, except per share data)                1999           1998           1997           1996           1995
------------------------------------------------------    ---------      ---------      ---------      ---------      ---------
SUMMARY OF FINANCIAL CONDITION:
       Total assets ..................................    $ 974,001        786,802        748,526        675,580        599,193
       Investment securities .........................      209,312        119,087        129,199        126,892        113,008
       Loans receivable ..............................      658,930        576,856        530,888        482,974        425,615
       Allowance for loan losses .....................       (6,722)        (5,668)        (4,654)        (4,106)        (3,803)
       Deposits ......................................      644,106        546,503        487,539        433,434        378,316
       Advances ......................................      208,650        125,886        147,660        152,116        127,265
       Other borrowed funds
          and repurchase agreements ..................       26,614         18,707         29,960         17,871         23,839
       Stockholders' equity ..........................       85,056         84,146         73,538         61,620         55,763
       Equity per common share* ......................         8.18           8.64           7.55           6.32           5.72
       Equity as a percentage of total assets ........         8.73%         10.69%          9.82%          9.12%          9.31%

                                                                                 Years ended December 31,
------------------------------------------------------    ---------------------------------------------------------------------
(dollars in thousands, except per share data)                1999           1998           1997           1996           1995
------------------------------------------------------    ---------      ---------      ---------      ---------      ---------
SUMMARY OF OPERATIONS:
       Interest income ...............................    $  64,719         58,828         55,612         50,481         44,407
       Interest expense ..............................       27,635         25,470         24,925         22,639         19,285
                                                          ---------      ---------      ---------      ---------      ---------
         Net interest income .........................       37,084         33,358         30,687         27,842         25,122
       Provision for loan losses .....................        1,723          1,735          1,052          1,017            652
       Non-interest income ...........................       12,809         13,596         11,057         10,421          9,068
       Non-interest expense ..........................       29,096         27,170         23,709         23,027         18,954
                                                          ---------      ---------      ---------      ---------      ---------
         Earnings before income taxes ................       19,074         18,049         16,983         14,219         14,584
       Income taxes ..................................        6,722          6,674          6,246          5,740          5,523
                                                          ---------      ---------      ---------      ---------      ---------
         Net earnings ................................       12,352         11,375         10,737          8,479          9,061
                                                          =========      =========      =========      =========      =========
         Basic earnings per common share* ............         1.19           1.12           1.10           0.91           0.93
         Diluted earnings per common share* ..........         1.17           1.10           1.08           0.90           0.92
         Dividends declared per share* ...............         0.64           0.46           0.40           0.32           0.21

                                                                  As of and for the years ended and as of December 31,
------------------------------------------------------    ---------------------------------------------------------------------
                                                             1999           1998           1997           1996           1995
------------------------------------------------------    ---------      ---------      ---------      ---------      ---------
RATIOS:
 Net earnings as a percent of
       average assets ................................         1.42%          1.47%          1.50%          1.36%          1.62%
       average stockholders' equity ..................        14.55%         14.42%         16.06%         14.82%         17.40%
Net interest margin on average earning assets
         (tax equivalent) ............................         4.67%          4.80%          4.74%          4.75%          4.96%
Allowance for loan losses as a percent of loans ......         1.02%          0.98%          0.88%          0.85%          0.89%
Allowance for loan losses as a percent of
        nonperforming assets .........................          295%           185%           229%           215%           348%


*revised for stock splits and dividends

All amounts have been restated to include mergers using the pooling of interests accounting method and includes the impact of purchasing minority interest in Valley Bank in 1998 and two Butte, Montana branches in 1999.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

The Company is a Delaware corporation and at December 31, 1999 had seven commercial banks as subsidiaries: Glacier Bank, Glacier Bank of Whitefish, Glacier Bank of Eureka, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank, and Mountain West Bank of Coeur d'Alene, Idaho. The following discussion and analysis includes the effect of the pooling-of-interests merger with HUB Financial Corporation (parent company of Valley Bank of Helena), Big Sky Western Bank, Mountain West Bank, and the purchase accounting treatment of the minority shares of Valley Bank of Helena. Prior period information has been restated to include amounts from the HUB Financial Corporation merger, the Big Sky merger, and the Mountain West merger. The Company reported earnings of $12,352,000 for the year ended December 31, 1999, or $1.19 basic earnings per share, and $1.17 diluted earnings per share, compared to $11,375,000, or $1.12 basic earnings per share and $1.10 diluted earnings per share, for the year ended December 31, 1998, and $10,737,000, or $1.10 basic and $1.08 diluted earnings per share for the year ended December 31, 1997. The continued improvement in net income can be attributed to an increase in earning assets, management of net interest margin, and strong non-interest income. The following narrative and tables focus on the significant financial changes which have taken place over the past years and include a discussion of the Company's financial condition, results of operations, and capital resources

The objective of liquidity management is to maintain cash flows adequate to meet current and future needs for credit demand, deposit withdrawals, maturing liabilities and corporate operating expenses. This source of funds is generated by deposits, principal and interest payments on loans, sale of loans and securities, short and long term borrowings, and net income. In addition, all six subsidiaries are members of the Federal Home Loan Bank of Seattle. This membership provides for established lines of credit in the form of advances that are a supplemental source of funds for lending and other general business purposes. During 1999, all seven financial institutions maintained liquidity levels in excess of regulatory requirements and deemed sufficient to meet operating cash needs. The parent company is dependent on the payment of principal and interest on its investments and dividends from its subsidiary banks.

Retention of a portion of Glacier Bancorp, Inc.'s earnings resulted in stockholders' equity at December 31, 1999 of $85,056,000, or 8.7% of assets, which compares with $84,146,000, or 10.7% of assets at December 31, 1998. The increase in assets of $187,199,000, or 23.8% during 1999 has outpaced earnings retention and increases resulting from the exercise of stock options. The stockholders' equity ratio remains well above required regulatory levels, and above the average of the Company's peers, providing flexibility in the management of assets.

FINANCIAL CONDITION

The following table summarizes the Company's major asset and liability components as a percentage of total assets at December 31, 1999, 1998 and 1997.

                       MAJOR BALANCE SHEET COMPONENTS AS A
                           PERCENTAGE OF TOTAL ASSETS

                                                                               December 31,
                                                                       ----------------------------
                                                                        1999       1998       1997
                                                                       ------     ------     ------
ASSETS:
         Cash, and Cash Equivalents, Investment Securities, FHLB
           and Federal Reserve Stock ...........................        28.6%      23.5%      26.1%
         Real Estate Loans and loans Held for Sale .............        23.1%      30.3%      32.9%
         Commercial Loans ......................................        28.7%      27.4%      21.2%
         Consumer Loans ........................................        15.9%      15.6%      16.6%
         Other Assets ..........................................         3.7%       3.2%       3.2%
                                                                      ------     ------     ------
                                                                       100.0%     100.0%     100.0%
                                                                      ======     ======     ======
LIABILITIES AND STOCKHOLDER'S EQUITY:
         Deposit Accounts ......................................        66.1%      69.5%      65.1%
         FHLB Advances .........................................        21.4%      16.0%      19.7%
         Other Borrowings and Repurchase Agreements ............         2.7%       2.4%       4.0%
         Other Liabilities .....................................         1.1%       1.4%       1.3%
         Stockholders' Equity ..................................         8.7%      10.7%       9.9%
                                                                      ------     ------     ------
                                                                       100.0%     100.0%     100.0%
                                                                      ======     ======     ======

EFFECT OF INFLATION AND CHANGING PRICES

Generally accepted accounting principles require the measurement of financial position and operating results in terms of historical dollars, without consideration for change in relative purchasing over time due to inflation. Virtually all assets of a financial institution are monetary in nature, therefore, interest rates generally have a more significant impact on a company's performance than the effect of inflation.

GAP ANALYSIS

The following table gives a description of our GAP position for various time periods. As of December 31, 1999, we had a negative GAP position at six months and twelve months. The cumulative GAP as a percentage of total assets for six months is a negative 24.22% which compares to a positive 2.51% at December 31, 1998 and positive .95% at December 31, 1997. The December 31, 1998 and 1997 percentages exclude the Mountain West Bank amounts. The table also shows the GAP earnings sensitivity, and earnings sensitivity ratio, along with a brief description as to how they are calculated. The traditional one dimensional view of GAP is not sufficient to show a bank's ability to withstand interest rate changes. Superior earnings power is also a key factor in reducing exposure to higher interest rates. Using this analysis to join GAP information with earnings data produces a better picture of our strength and ability to handle interest rate changes. The methodology used to compile this GAP information is based on our mix of assets and liabilities and the historical experience accumulated regarding their rate sensitivity.

INTEREST RATE SENSITIVITY AND GAP ANALYSIS AS OF DECEMBER 31, 1999

                                                                   Projected maturity or repricing
                                                ------------------------------------------------------------------
                                                   0-6            6-12         1 - 5       More than
        (dollars in thousands)                    Months         Months        Years        5 Years         Total
---------------------------------------------   ----------     ---------     ---------     ---------     ---------
ASSETS:
      Interest bearing deposits .............    $   1,775             0             0             0         1,775
      Investment securities .................       16,978           865         6,101        38,116        62,060
      Mortgage-backed securities ............        5,052         4,360        30,678       107,162       147,252
      Floating rate loans ...................      165,309         7,490        87,615         8,247       268,661
      Fixed rate loans ......................       70,413        44,779       170,516       105,159       390,867
      Other earning assets ..................       16,601             0             0             0        16,601
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST BEARING ASSETS ...............    $ 276,128        57,494       294,910       258,684       887,216
                                                 =========     =========     =========     =========     =========

LIABILITIES:
      Interest bearing deposits .............      269,492        61,199       142,511        43,977       517,179
      FHLB advances .........................      162,259        11,278        12,598        22,515       208,650
      Other borrowed funds and repurchase
        agreements ..........................       26,614             0             0             0        26,614
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST BEARING LIABILITIES ..........    $ 458,365        72,477       155,109        66,492       752,443
                                                 =========     =========     =========     =========     =========

Repricing gap ...............................    $(182,237)      (14,983)      139,801       192,192
Cumulative repricing gap ....................     (182,237)     (197,220)      (57,419)      134,773
Cumulative gap as a % of total assets .......       -24.22%       -26.21%        -7.63%        17.91%

Gap Earnings Sensitivity(1) .................                  $  (1,203)

Gap Earnings Sensitivity Ratio(2) ...........                  $   -9.74%


(1) Gap Earnings Sensitivity is the estimated effect on income after taxes of 39% of a 1% increase or decrease in interest rates .01(-$197,220+$76,916).

(2) Gap Earnings Sensitivity Ratio is Gap Earnings Sensitivity divided by the estimated yearly earnings of $12,352. A 1% increase in interest rates has this estimated percentage increase effect on annual income.

This table estimates the repricing maturities of the Company's assets and liabilities, based upon the Company's assessment of the repricing characteristics of the various instruments. Interest-bearing checking and regular savings are included in the 1 - 5 years category. Money market balances are included in the less than 6 months category. Mortgage-backed securities are at the anticipated principal payments based on the weighted average life.

INTEREST RATE SPREAD

One way to protect against interest rate volatility is to maintain a comfortable interest spread between yields on assets and the rates paid on interest bearing liabilities. The interest spread for 1999 increased slightly from 3.73% to 3.74%. The net interest margin decreased slightly in 1999 from 4.65% to 4.57%, primarily the result of an increase in interest earning assets at lower rates. Increased asset levels, and increased interest-free funding resulted in significantly higher net interest income.


                                                                                    December 31, (1)
                                                                             -------------------------------
                                                                              1999        1998        1997
                                                                             -------     -------     -------
Combined weighted average yield on loans and investments(2) .............     7.97%       8.21%       8.43%
Combined weighted average rate paid on savings deposits and borrowings ..     4.24%       4.47%       4.60%
Net interest spread .....................................................     3.74%       3.73%       3.82%
Net interest margin(3) ..................................................     4.57%       4.65%       4.65%


(1) Weighted averages are computed without the effect of compounding daily interest.

(2) Includes dividends received on capital stock of the Federal Home Loan Bank and Federal Reserve Bank.

(3) The net interest margin (net yield on average interest earning assets) is interest income from loans and investments (tax free income adjusted for tax effect) less interest expense from deposits, FHLB advances, and other borrowings, divided by the total amount of net earning assets.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
      YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

FINANCIAL CONDITION

The Company acquired two Butte, Montana offices of Washington Mutual, with approximately $73,000,000 in deposits, on October 8, 1999. Those branches have been fully integrated into Glacier Bank, the largest subsidiary of the Company. The following information includes the impact of that acquisition which was accounted for as a purchase.

Total assets increased $187,199,000 or 23.8% over the December 31, 1998 asset level. Total loans outstanding increased 14.2%, or $81,020,000 with the largest increase occurring in the commercial classification which increased $63,720,000, or 29.5%. Consumer loans increased $31,464,000 or 25.6%. Residential real estate loans and loans held for sale declined $13,114,000 or 5.5%, in accordance with management's plan to reduce the balances on real estate loans which generally have lower interest rates than other loan types. Investment securities increased $90,225,000, or 75.8%. Higher investment yields, a steeper yield curve, and the Butte branch acquisition from Washington Mutual provided an opportunity to increase the investment portfolio.

Total liabilities increased $186,289,000, or 26.5%, with non-interest bearing deposits up $10,973,000, or 9.5%, and interest bearing deposits up $86,630,000 or 20.1%. Federal Home Loan Bank advances increased $82,764,000, or 65.7%. Securities sold under repurchase agreements and other borrowed funds were up $7,907,000, or 42.3%.

Total stockholders' equity increased $910,000 or 1.1%, the result of earnings retention, offset by a $6,604,000 net change in accumulated other comprehensive income (loss), the result of unrealized losses on securities available-for-sale.

RESULTS OF OPERATIONS

INTEREST INCOME - Interest income was $64,719,000 compared to $58,828,000 for the years ended December 31, 1999 and 1998, respectively, a $5,891,000 or 10% increase. The weighted average yield on the loan and investment portfolios decreased from 8.2% to 8.0%. This decrease in yield was offset by increased volumes in loans, and the change in loan mix from real estate loans to higher yielding commercial and consumer loans, increasing interest income.

INTEREST EXPENSE - Interest expense was $27,635,000 for the year ended December 31, 1999, up from $25,470,000 in 1998, a $2,165,000, or 8.5%, increase. The increase is due to higher balances in interest bearing deposits, Federal Home Loan Bank advances, repurchase agreements and other borrowed funds during 1999. The increased interest expense resulting from the higher balances in interest bearing liabilities was partially offset by reduced rates and by the increase in non-interest bearing deposits. The yield on interest bearing liabilities declined from 4.5% in 1998 to 4.2% in 1999.

NET INTEREST INCOME - Net interest income was $37,084,000 compared to $33,358,000 in 1998, an increase of $3,726,000, or 11.2%, the net result of the items discussed in the above paragraphs.

PROVISION FOR LOAN LOSSES - The provision for loan losses was $1,723,000 for 1999, down slightly from $1,735,000 for 1998. Total loans charged off, net of recoveries, were $669,000 in 1999, down from the $721,000 experienced in 1998. The allowance for loan losses balance was $6,722,000 at year end 1999, up from $5,668,000 at year end 1998, an increase of $1,054,000. At December 31, 1999, the non-performing assets (non-accrual loans, accruing loans 90 days or more overdue, real estate acquired by foreclosure or deed-in-lieu thereof, and repossessed personal property) totaled $2,278,000 or .23% of total assets; compared to $3,067,000 or .39% of total assets at December 31, 1998. The allowance for loan losses was 295% of non-performing assets at December 31, 1999, up from 185% the prior year end. The allowance for loan losses as a percentage of loans increased to 1.02% from .98% at the 1999 and 1998 year ends. The allowance for losses has increased primarily because of the changing mix of loans from residential real estate to more commercial and consumer loans which historically have greater credit risk along with higher loan rates.

NON-INTEREST INCOME - Total non-interest income of $12,809,000 was down $787,000, or 5.8% from 1998 which included one time gains on the sale of the credit card portfolio of $457,000, and $102,000 from the sale of the trust business. Loan fees and charges were approximately the same as the prior year. Increased volumes in deposit accounts resulted in an increase in fee income of $499,000 from service charges and other fees. Other income was down $485,000 most of which was the gain on sale of credit card and trust business in 1998. The gain on sale of investments was $23,000 in 1999, down from $62,000 in 1998. Gain on sale of loans decreased $754,000, or 19.5%, from 1998. Real estate loans sold totaled $155,096,000 in 1999 down from $201,921,000 in 1998. Commercial loan sales totaled $10,796,000 and $8,756,000 for 1999 and 1998, respectively.

NON-INTEREST EXPENSE - Total non-interest expense increased from $27,170,000 to $29,096,000 an increase of $1,926,000, or 7.1%. Compensation, employee benefits, and related expenses increased $1,166,000, or 8.7% from 1998, with the new branches and expanded data processing staff included. Occupancy and equipment expense increased $585,000, or 16.3% from 1998, the result of bringing more data processing functions in-house, the substantial investment in enhanced technology for transaction imaging and internet banking, and additional expenses from the new branch offices. Data processing and other expenses were up $269,000, or 2.7%, primarily the result of increased volumes and $78,000 in amortization of the premium paid for the Butte acquisition. The other category of expense is the minority interest in subsidiaries which decreased $94,000, resulting from the acquisition of minority shares in 1998.

The efficiency ratio (non-interest expense)/(net interest income + non-interest income), was 58.3% in 1999, up from 57.9% in 1998, as compared with similar sized bank holding companies nationally which average approximately 63.5%.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
           YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

FINANCIAL CONDITION

Total assets increased $38,276,000, or 5.1% over the December 31, 1997 asset level. Total loans outstanding increased 8.6%, or $45,206,000 with the largest increase occurring in the commercial classification which increased $56,992,000 or 35.9%. Real estate loans decreased $9,130,000 or 3.7% as a result of management's decision to not retain long-term mortgages in the portfolio in the low interest rate environment. Consumer loans decreased $1,040,000, or .8%, the result of selling the credit card portfolio. Investment securities decreased $10,112,000, or 7.8%. With the flat yield curve during 1998 there were limited attractive investment opportunities.

Total liabilities increased $27,667,000, or 4.1%, with interest bearing deposits up $45,811,000, or 11.9%, and non-interest bearing deposits up $13,153,000 or 12.8%. Federal Home Loan Bank advances decreased $21,774,000, or 14.7%. Securities sold under repurchase agreements and other borrowed funds were down $11,253,000, or 37.6%.

Total stockholders' equity increased $10,609,000 or 14.4%, primarily the result of earnings retention.

RESULTS OF OPERATIONS

INTEREST INCOME - Interest income was $58,828,000 compared to $55,612,000 for the years ended December 31, 1998 and 1997, respectively, a $3,216,000, or 5.8% increase. The weighted average yield on the loan and investment portfolios decreased from 8.4% to 8.2%. This decrease in yield was offset by increased volumes in loans, and the change in loan mix from real estate loans to higher yielding commercial loans which increased interest income.

INTEREST EXPENSE - Interest expense was $25,470,000 for the year ended December 31, 1998, up slightly from $24,925,000 in 1997, a $545,000 increase. The increase is due to higher balances in interest bearing deposits, which was largely offset by lower amounts outstanding in Federal Home Loan Bank advances, repurchase agreements and other borrowed funds during 1998. Increased balances in non-interest bearing deposits also reduced the need for interest bearing funding.

NET INTEREST INCOME - Net interest income was $33,358,000 compared to $30,687,000 in 1997, an increase of $2,671,000, or 8.7%, the net result of the items discussed in the above paragraphs.

PROVISION FOR LOAN LOSSES - The provision for loan losses was $1,735,000 for 1998, up from $1,052,000 for 1997. Total loans charged off, net of recoveries, were $721,000 in 1998, up from the $504,000 experienced in 1997. The allowance for loan losses balance was $5,668,000 at year end 1998, up from $4,654,000 at year end 1997, an increase of $1,014,000. At December 31, 1998, the non-performing assets (non-accrual loans, accruing loans 90 days or more overdue, real estate acquired by foreclosure or deed-in-lieu thereof, and repossessed personal property) totaled $3,067,000 or .39% of total assets; compared to $2,032,000 or .27% of total assets at December 31, 1997. The reserve for loan losses as a percentage of loans increased to .98% from .88% at the 1998 and 1997 year ends. The reserve for losses has increased primarily because of the changing mix of loans from residential real estate to more commercial loans which historically carry additional credit risk along with higher interest rates.

NON-INTEREST INCOME - Total non-interest income of $13,596,000 was up $2,539,000, or 23.0% from 1997. Loan fees and charges were $190,000, or 10%, greater than the prior year. Gain on sale of loans of $3,862,000 was an increase of $1,364,000, or 54.6% from the prior year. The volume of real estate loans sold increased from $110,092,000 to $201,921,000 in 1998. Increased volumes in deposit accounts was the reason for the $479,000 increase in service charges and other fees. Other income, which includes a gain on the sale of the credit card portfolio of $457,000, and $102,000 from the sale of the trust business, was up $649,000.

NON-INTEREST EXPENSE - Total non-interest expense increased from $23,709,000 to $27,170,000, an increase of $3,461,000, or 14.6%. Of this increase $852,000 was from merger and reorganization expenses, leaving an increase from operations of $2,609,000, or 11.0%. Compensation, employee benefits, and related expenses increased $1,143,000 or 9.3% from 1997. Occupancy expense increased $655,000, or 22.3% from 1997. The change to an in-house data center, a new branch of Valley Bank of Helena, and a new branch and corporate office building in Kalispell were the main reasons for the increase. Data processing expense increased $34,000, the result of Mountain West Bank, which incurred the added expense of a data conversion during the year. The efficiency ratio was 57.8% in 1998, up from 56.8% in 1997, and compares favorably with similar sized bank holding companies nationally which average about 62%.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the asset/liability committee (ALCO). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change thereby impacting net interest income (NII), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's statement of financial condition. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1999 and 1998 as compared to the 10% Board approved policy limit.

Interest Rate Sensitivity

                      +200 bp                        1999         1998
                      -------                      -------      -------
Estimated sensitivity .........................      -3.66%       -1.99%
Estimated decrease in net interest income .....    $(1,357)        (664)

                      -200 bp
                      -------
Estimated sensitivity .........................       2.68%        1.44%
Estimated increase in net interest income .....    $   994          480


The preceding sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of assets and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.




SIGNATURES

PURSUANT to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 14, 2000.

                                      GLACIER BANCORP, INC.


                                      By: /s/ Michael J. Blodnick
                                      -----------------------------------------
                                      Michael J. Blodnick
                                      President/CEO

                                      /s/ James H. Strosahl
                                      -----------------------------------------
                                      Executive Vice President and CFO
                                      (Principal Financial/Accounting Officer)